Execution Version

SHARE PURCHASE AGREEMENT
BY AND AMONG
BH GLOBAL AVIATION LP,
SEACOR CAPITAL (ASIA) LIMITED,
HAWKER PACIFIC AIRSERVICES LIMITED,
THE OPTION HOLDERS OF HAWKER PACIFIC AIRSERVICES LIMITED,
SHAREHOLDER REPRESENTATIVE SERVICES LLC
(solely in its capacity as the Seller Representative)
AND
EAGLE ENTERPRISE, INC.
Dated as of April 4, 2018

TABLE OF CONTENTS
Page

ARTICLE I DEFINITIONS	1

Section 1.1	Definitions 1

Section 1.2	Construction 14

ARTICLE II PURCHASE AND SALE	15

Section 2.1	The Purchase and Sale 15

Section 2.2	Preliminary Purchase Price 16

Section 2.3	Closing Payments 16

Section 2.4	Treatment of Options 17

Section 2.5	Purchase Price Adjustment 18

ARTICLE III REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY AND THE COMPANY SUBSIDIARIES	22

Section 3.1	Organization 22

Section 3.2	Consents; No Violations 22

Section 3.3	Capitalization; Subsidiaries 23

Section 3.4	Financial Statements 23

Section 3.5	No Undisclosed Liabilities 24

Section 3.6	Absence of Certain Changes 24

Section 3.7	Real Estate 25

Section 3.8	Intellectual Property 27

Section 3.9	Litigation 28

Section 3.10	Material Contracts 28

Section 3.11	Taxes 31

Section 3.12	Environmental Matters 32

Section 3.13	Compliance with Laws; Permits 33

Section 3.14	Company Benefit Plans. 33

Section 3.15	Brokers 35

Section 3.16	Insurance Policies 35

Section 3.17	Customers and Suppliers 35

Section 3.18	Title to Personal Property 36

Section 3.19	Anti-Corruption; Sanctions; Export Controls; Import Controls, Anti-Boycott. 36

Section 3.20	Warranties 37

Section 3.21	Products Liability 37

Section 3.22	Affiliated Transactions 38

Section 3.23	Bank Accounts 38

Section 3.24	No Other Representations or Warranties 38

ARTICLE IV REPRESENTATIONS AND WARRANTIES WITH RESPECT TO EACH SELLING EQUITYHOLDER	39

Section 4.1	Organization 39

Section 4.2	Authorization 39

Section 4.3	Title to Shares 39

Section 4.4	Consents; No Violations 39

Section 4.5	Litigation 40

Section 4.6	Brokers 40

Section 4.7	No Other Representations or Warranties 40

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER	41

Section 5.1	Organization 41

Section 5.2	Authorization 41

Section 5.3	Consents; No Violations 41

Section 5.4	Litigation 41

Section 5.5	Financial Capability 42

Section 5.6	Solvency 42

Section 5.7	Brokers 42

Section 5.8	Accredited Investor; Independent Review 42

Section 5.9	Condition of the Business 43

Section 5.10	No Other Representations or Warranties 44

ARTICLE VI COVENANTS	44

Section 6.1	Conduct of Business 44

Section 6.2	Reasonable Efforts; Consents 46

Section 6.3	Public Announcements 48

Section 6.4	Tax Matters 48

Section 6.5	Directors’ and Officers’ Indemnification 50

Section 6.6	Termination of Management Incentive Plan 51

Section 6.7	Seller Credit Support Instruments 51

Section 6.8	Access to Information; Access to Customers and Suppliers 52

Section 6.9	Release 53

Section 6.10	Affiliate Agreements 53

Section 6.11	Restrictive Covenants 53

ARTICLE VII CONDITIONS TO OBLIGATIONS OF THE PARTIES	55

Section 7.1	Conditions to Each Party’s Obligations 55

Section 7.2	Conditions to Obligations of Each Seller 55

Section 7.3	Conditions to Obligations of Buyer 56

Section 7.4	Frustration of Closing Conditions 56

ARTICLE VIII CLOSING	57

Section 8.1	Closing 57

Section 8.2	Deliveries by Sellers 57

Section 8.3	Deliveries by Buyer 58

ARTICLE IX TERMINATION	58

Section 9.1	Termination 58

Section 9.2	Procedure and Effect of Termination 59

ARTICLE X INDEMNIFICATION	59

Section 10.1	Survival of Representations, Warranties and Covenants 59

Section 10.2	Indemnification 60

Section 10.3	Limitations on Liability 61

Section 10.4	Indemnification Procedures 62

Section 10.5	Indemnification Exclusive Remedy 64

Section 10.6	Satisfaction of Buyer Indemnification Claims 65

Section 10.7	Escrow Release 65

Section 10.8	R&W Insurance Policy 65

Section 10.9	Characterization of Indemnity Payments 65

ARTICLE XI MISCELLANEOUS	66

Section 11.1	Fees and Expenses 66

Section 11.2	Notices 66

Section 11.3	Severability 67

Section 11.4	Binding Effect; Assignment 67

Section 11.5	No Third-Party Beneficiaries 68

Section 11.6	Consent to Jurisdiction; Service of Process 68

Section 11.7	Waiver of Jury Trial 68

Section 11.8	Entire Agreement 68

Section 11.9	Governing Law 69

Section 11.10	Specific Performance 69

Section 11.11	Counterparts 69

Section 11.12	Amendment; Waiver 69

Section 11.13	Schedules 69

Section 11.14	Time of Essence 70

Section 11.15	Conflicts; Privileges 70

Section 11.16	Seller Representative 71

Exhibits
Exhibit A    Fully Diluted Pro Rata Share
Exhibit B    Form of Escrow Agreement

Schedules
Schedule A    Selling Optionholders

SHARE PURCHASE AGREEMENT
This SHARE PURCHASE AGREEMENT, dated April 4, 2018 (this “Agreement”), is made and entered into by and among (i) BH Global Aviation LP, a limited partnership organized under the laws of England and Wales (“BH”), (ii) SEACOR Capital (Asia) Limited, a company incorporated in Hong Kong (“SEACOR”; and, together with BH, each a “Seller,” and, collectively, the “Sellers”), (iii) Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Seller Representative (as defined below), (iv) Hawker Pacific Airservices Limited, a company incorporated in Hong Kong (the “Company”), (v) each Person holding one or more Options indicated on Schedule A (each a “Selling Optionholder,” and, collectively, the “Selling Optionholders”), and (vi) Eagle Enterprise, Inc., a Delaware corporation (“Buyer”; and, together with Sellers, the Company and the Selling Optionholders, each a “Party” and, collectively, the “Parties”).
WHEREAS, Sellers own all of the issued and outstanding ordinary shares of the Company (the “Shares”);
WHEREAS, the Selling Optionholders own all of the issued and outstanding Options; and
WHEREAS, the Parties desire to enter into this Agreement pursuant to which (i) Sellers will sell to Buyer, and Buyer will purchase from Sellers, all of the Shares and (ii) the Selling Optionholders will sell to Buyer, and Buyer will purchase from the Selling Optionholders, all of the In-the-Money Vested Options, on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, each Party hereby agrees as follows:
ARTICLE I

DEFINITIONS
Section 1.1    Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1:
“Accounting Firm” has the meaning set forth in Section 2.5(c)(ii).
“Accounting Principles” means HKFRS, consistently applied using the accounting principles, policies, procedures, practices, applications and methodologies used in preparing the Financial Statements.
“ACOTS Lease Arrangement” means the lease arrangement for the ACOTS program as governed by (i) Letter of Support, dated as of November 3, 2017, by and between Commonwealth Bank of Australia and Hawker Pacific Pty Ltd, (ii) Priority Deed Acknowledgement Letter to be entered into by and among Australia and New Zealand Banking Group Limited, Commonwealth Bank of Australia, Hawker Pacific Pty Ltd, Hawker Pacific Airservices Limited, Hawker Pacific Australia Pty Ltd, Hawker Pacific Aviation Services Pty Ltd, Australian Avionics Pty Ltd, Hawker Pacific Asia Pte Ltd and Hawker Pacific (Malaysia) Sdn. Bhd., (iii) Loan Agreement, Trade Finance Facility to be entered into by and among Commonwealth Bank of Australia, Hawker Pacific Pty Ltd, Hawker Pacific Airservices Limited, Hawker Pacific Asia Pte Ltd, Hawker Pacific (Malaysia) Sdn. Bhd. And Hawker Pacific NZ Limited, (iv) Amendment and Restatement Deed, Trade Finance Facility to be entered into by and among Commonwealth Bank of Australia, Hawker Pacific Pty Ltd, Hawker Pacific Airservices Limited, Hawker Pacific Aviation Services Pty Limited, Hawker Pacific Australia Pty Ltd, Australian Avionics Pty Ltd., Hawker Pacific Asia Pte Ltd, Hawker Pacific (Malaysia) Sdn. Bhd. and Hawker Pacific NZ Limited, (v) Tripartate Deed, dated as of May 31, 2017, by and among Commonwealth of Australia represented by the Department of Defence, Commonwealth Bank of Australia and Hawker Pacific Pty Ltd., (vi) Master Lease Agreement to be entered into by and between Commonwealth Bank of Australia and Hawker Pacific Pty Ltd., (vii) Aircraft Supply Contract No. V201767, dated as of July 1, 2017, by and between Commonwealth of Australia represented by the Department of Defence and Hawker Pacific Pty Ltd and (viii) Aircraft Support Contract No. V201771, dated as of July 1, 2017, by and between Commonwealth of Australia represented by the Department of Defence and Hawker Pacific Pty Ltd.
“Acquired Business” means the business as is being conducted by the Company and the Company Subsidiaries as of the date hereof and as of the Closing, including (i) the operation of fixed base operator locations, including the refueling of aircraft and leasing of hangar space for aircraft, (ii) the operation of service centers for aircraft, including the provision of spare part sales, logistics services sales, design and engineering services, special mission modification services or maintenance services and (iii) the sale of new or used aircraft. As used in this paragraph, the word “aircraft” includes without limitation rotorcrafts, helicopters and fixed-wing aircrafts.
“Adjustment Escrow Account” has the meaning set forth in Section 2.3(b).
“Adjustment Escrow Amount” has the meaning set forth in Section 2.3(b).
“Adjustment Escrow Fund” has the meaning set forth in Section 2.3(b).
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Affiliate Agreements” means all (i) Contracts or other transactions between the Company or any Company Subsidiary, on the one hand, and any Affiliate, officer or director of the Company or any Company Subsidiary (including any Seller, but excluding the Company and the Company Subsidiaries), on the other hand, and (ii) any letters of credit, performance bonds or other credit support instruments issued by the Company or any Company Subsidiary in support of liabilities or obligations of Seller or any of its Affiliates (excluding the Company and the Company Subsidiaries).
“Agreement” has the meaning set forth in the Preamble.
“Aircraft Facility” means any aircraft financing facility arrangement entered into by the Company including the CBA Facility, the Second CBA Facility and the Textron Facility.
“Aircraft Inventory” means any aircraft, rotorcraft or helicopter that is listed in the Company’s balance sheet at the relevant time.
“Ancillary Documents” means the Escrow Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.
“Anticorruption Law” has the meaning set forth in Section 3.19(a).
“Antitrust Filings” has the meaning set forth in Section 6.2(b).
“Antitrust Law” means any applicable Law that prohibits, restricts or regulates actions having the purpose or effect of monopolization or restraint of trade, including Laws that require notification to, filing with or clearance or approval from, a Governmental Entity with respect to antitrust, competition, or market concentration.
“ANZ (ACTC) Lease Arrangements” means (i) Aircrew Training Capability (ACTC) Services Contract to be entered into by and between New Zealand Defence Force and Hawker Pacific NZ Limited and (ii) Master Lease Agreement, undated, by and between Australia and New Zealand Banking Group Limited and Hawker Pacific NZ Limited.
“ANZ (IAPTC) Lease Arrangements” means (i) Master Lease Agreement, dated as of September 17, 2012, by and between ANZ National Bank Limited and Hawker Pacific NZ Limited and the schedules related thereto, (ii) Extension and Amendment Deed – Master Lease Agreement and Lease Schedules, dated as of March 29, 2018, by and between ANZ Bank New Zealand Limited and Hawker Pacific NZ Limited, (iii) Interim Advance Pilot Training Capability Services Contract, dated as of September 17, 2012, by and between New Zealand Defence Force and Hawker Pacific NZ Limited, (iv) Agreement to Vary Agreement 11453 for Interim Advanced Pilot Training Capability Services, dated as of September 7, 2017, by and between Her Majesty the Queen in right of her Government in New Zealand acting by through the Chief of Defence Force and Hawker Pacific New Zealand Limited, (v) Specific Security Deed, dated as of September 17, 2012, by and between Hawker Pacific NZ Limited and ANZ National Bank Limited, (vi) Master Purchase Agreement, dated as of dated as of September 17, 2012, by and between Hawker Pacific NZ Limited and ANZ National Bank Limited, (vii) Guarantee and Indemnity, dated as of September 17, 2012, by and between Hawker Pacific NZ Limited and ANZ National Bank Limited, (viii) Bill of Sale, dated as of October 1, 2012, by and between Hawker Pacific NZ Limited and ANZ National Bank Limited, (ix) Bill of Sale, dated as of October 1, 2012, by and between Hawker Pacific NZ Limited and ANZ National Bank Limited, (x) Bill of Sale, dated as of September 19, 2012, by and between Hawker Pacific NZ Limited and ANZ National Bank Limited and (xi) Bill of Sale, dated as of September 18, 2012, by and between Hawker Pacific NZ Limited and ANZ National Bank Limited.
“ANZ Lease Arrangements” means (i) the ANZ (ACTC) Lease Arrangements and (ii) the ANZ (IAPTC) Lease Arrangements.
“Balance Sheet Date” has the meaning set forth in Section 3.4.
“Base Purchase Price” has the meaning set forth in Section 2.2(a).
“Benefit Plan” means any (i) employee benefit plan and (ii) written employment, severance or similar contract or agreement, arrangement, plan or policy providing any compensation or benefits (including any agreement, arrangement, plan or policy making available bonuses, equity awards, or deferred compensation) to which the Company or any Company Subsidiary contributes, is obligated to contribute or could reasonably be expected to have any liability.
“BH” has the meaning set forth in the Preamble.
“Business Confidential Information” means books, records, data and other documents and confidential information concerning the Company, any Company Subsidiary or the Acquired Business or the products, services, customer development information (including customer and prospect lists), sales activities and procedures, promotional and marketing techniques, pricing, plans and strategies, financing, development and expansion plans and credit and financial data concerning customers and suppliers of the Company the Company, any Company Subsidiary or the Acquired Business.
“Business Day” means any day other than a Saturday, Sunday or any other day on which banks are required or authorized to be closed in New York, New York or Sydney, Australia.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Closing Certificate” has the meaning set forth in Section 7.2(c).
“Buyer Indemnified Party” means Buyer and its Affiliates (including, after the Closing, the Company and the Company Subsidiaries), and each of their respective directors, officers and employees.
“Cairns Facility” means that certain facility located at Hangar 149, Tom McDonald Drive, Cairns, Queensland 4870 Australia.
“Cash and Cash Equivalents” means (a) all cash invested in Aircraft Inventory and works in progress or “WIP” for aircrafts as set forth on Schedule 1.1, plus (b) the amount of any cash advances funded in relation to the Cairns Facility (not including any cash borrowed under the MRO Facility and funded in relation to the Cairns Facility) plus (c) all other cash, cash equivalents and freely marketable securities held by the Company including the amounts of any received but uncleared checks, drafts and wires issued prior to such time, less the amounts of any issued but uncleared checks, drafts and wires issued prior to such time, calculated, in each case of (a), (b) and (c), as of 10:00 a.m. (New York, New York time) on the Closing Date; provided, however, (i) any cash borrowed under the MRO Facility and not funded in relation to the Cairns Facility shall not be deemed to be Cash and Cash Equivalents, and (ii) cash deposits received from customers for aircraft that are required to be remitted to the applicable OEMs but have not been so remitted as of the Closing Date shall not be deemed to be Cash and Cash Equivalents.
“CBA Facility” means the Loan Agreement, Trade Finance Facility dated as of October 4, 2016 between, among others, the Company and Commonwealth Bank of Australia.
“Closing” has the meaning set forth in Section 8.1.
“Closing Cash” has the meaning set forth in Section 2.5(b).
“Closing Date” has the meaning set forth in Section 8.1.
“Closing Date Per Share Consideration” means the quotient obtained by dividing the Estimated Purchase Price by the number of Fully Diluted Shares.
“Closing Indebtedness” has the meaning set forth in Section 2.5(b).
“Closing Statement” has the meaning set forth in Section 2.5(b).
“Closing Transaction Expenses” has the meaning set forth in Section 2.5(b).
“Closing Working Capital” has the meaning set forth in Section 2.5(b).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Preamble.
“Company Subsidiary” means any Subsidiary of the Company.
“Confidentiality Agreement” means the non-disclosure letter by and between the Company and the Buyer dated as of September 27, 2017.
“Consent” means any consent, approval, waiver, license, permit, franchise or authorization.
“Contract” means any written or oral legally enforceable contract, arrangement or agreement to which the Company or any Company Subsidiary is a party or by which any of their assets are bound.
“Continuing Obligor” has the meaning set forth in Section 6.7(b).
“Current Assets” means the consolidated book value of the current assets of the Company and the Company Subsidiaries as of 10:00 a.m. (New York, New York time) on the Closing Date calculated in accordance with the Accounting Principles; provided, however, that Current Assets shall specifically exclude any Aircraft Inventory, any deferred Tax assets and any items constituting Cash and Cash Equivalents.
“Current Liabilities” means the consolidated book value of the current liabilities of the Company and the Company Subsidiaries as of 10:00 a.m. (New York, New York time) on the Closing Date calculated in accordance with the Accounting Principles; provided, however, that Current Liabilities shall specifically exclude any Aircraft Facilities, the ANZ Lease Arrangements, the ACOTS Lease Arrangement, the MRO Facility Amount, any deferred Tax liabilities and any items constituting Indebtedness or Transaction Expenses.
“Current Representation” has the meaning set forth in Section 11.15(a).
“Designated Person” has the meaning set forth in Section 11.15(b).
“Direct Claim” has the meaning set forth in Section 10.4(c).
“Dispute Notice” has the meaning set forth in Section 2.5(c)(ii).
“Environmental Laws” means all Laws relating to pollution or protection of the environment, including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, ambient or indoor air, plant and animal life or any other natural resource, including Laws relating to emissions, discharges, Releases or threatened Releases of Hazardous Substances, or otherwise regulating the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.
“Environmental Permits” means all Permits, registrations, Consents, or waivers required under or issued, granted, given or authorized by any Governmental Entity pursuant to Environmental Laws.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” has the meaning set forth in Section 2.3(b).
“Escrow Agreement” has the meaning set forth in Section 2.3(b).
“Escrow Amounts” means the Adjustment Escrow Amount and the Indemnity Escrow Amount.
“Escrow Fund” has the meaning set forth in Section 2.3(b).
“Estimated Cash” has the meaning set forth in Section 2.5(a).
“Estimated Closing Statement” has the meaning set forth in Section 2.5(a).
“Estimated Indebtedness” has the meaning set forth in Section 2.5(a).
“Estimated Purchase Price” has the meaning set forth in Section 2.2.
“Estimated Transaction Expenses” has the meaning set forth in Section 2.5(a).
“Estimated Working Capital” has the meaning set forth in Section 2.5(a).
“Export Controls” means all export control laws or regulations administered by any Governmental Entity in which the Company and the Company Subsidiaries conduct the Acquired Business, as well as the export control Laws of the United States, including but not limited to the Export Administration Regulations (EAR) and the International Traffic in Arms Regulations (ITAR).
“Final Cash” has the meaning set forth in Section 2.5(c)(iii).
“Final Indebtedness” has the meaning set forth in Section 2.5(c)(iii).
“Final Purchase Price” has the meaning set forth in Section 2.5(e).
“Final Transaction Expenses” has the meaning set forth in Section 2.5(c)(iii).
“Final Working Capital” has the meaning set forth in Section 2.5(c)(iii).
“Financial Statements” has the meaning set forth in Section 3.4.
“Fraud” means actual and intentional fraud with respect to the specific representations and warranties of the Selling Equityholders and the Company in Article III and Article IV of this Agreement; provided, however, that such actual and intentional fraud of such Party shall only be deemed to exist if, (i) in the case of Selling Equityholders or the Company, any of the individuals named on Schedule 1.1(a)(i) or Schedule 1.1(a)(ii), respectively, had actual knowledge (as opposed to imputed or constructive knowledge or knowledge that could have been obtained after inquiry or without reckless disregard) or belief that the applicable representation or warranty was false and made such representation or warranty with an intention that the other Party rely thereon in acting or refraining from acting and (ii) as a result of such untrue representation or warranty, the other Party suffered Losses.
“Fully Diluted Pro Rata Share” means with respect to each Seller or Selling Optionholder, the percentage set forth on Exhibit A opposite such Seller’s or Selling Optionholder’s name, which is based on the Shares or Options held by such Person as a percentage of the Fully Diluted Shares.
“Fully Diluted Shares” means the aggregate number of issued and outstanding Shares plus the aggregate number of Shares underlying the In-the-Money Vested Options.
“Governmental Entity” means any domestic or foreign national, state, multi-state or municipal or other local government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, including any airport authority.
“Hazardous Substance” means any waste, pollutant, contaminant, hazardous substance, toxic or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which is governed by or subject to Environmental Law.
“HKFRS” means the Hong Kong Financial Reporting Standards adopted by the Hong Kong Institute of Certified Public Accountants, as in effect from time to time.
“Import Controls” means all import control laws or regulations administered by any Governmental Entity in which the Company and the Company Subsidiaries conduct the Acquired Business.
“In-the-Money Vested Option” means each Option with respect to a Vested Option Share with an exercise price less than the Closing Date Per Share Consideration.
“In-the-Money Vested Option Transfer Payment” means, as to each In-the-Money Vested Option, an amount equal to the product of (i) the Closing Date Per Share Consideration minus the exercise price of the applicable In-the-Money Vested Option multiplied by (ii) the number of Shares that would otherwise be issuable upon the exercise of such In-the-Money Vested Option.
“Indebtedness” means, calculated as of immediately prior to the Closing, any of the following to the extent they are obligations of the Company or any Company Subsidiary: (i) any indebtedness for borrowed money, (ii) any obligations evidenced by bonds, debentures, notes, letters of credit or other similar instruments (in the case of letters of credit or similar credit support instruments under this clause (ii), to the extent drawn), (iii) any obligations as lessee under leases which are required under HKFRS to be treated as capital leases, (iv) the deferred purchase price of property, goods or services (excluding trade payables included within Final Working Capital), (v) any guaranty of any of the foregoing and (vi) any accrued and unpaid interest, fees, penalties and other expenses owed with respect to the foregoing, including but not limited to, prepayment penalties; provided, however, that Indebtedness shall not include (A) any Aircraft Facility, ANZ Lease Arrangements, ACOTS Lease Arrangement or the MRO Facility Amount (B) any guaranties of commercial obligations of the Company or any Company Subsidiary, including those set forth on Schedule 1.1(a)(iii) or (C) any Seller Credit Support Instruments.

“Indemnified Party” has the meaning set forth in Section 10.4(a).
“Indemnifying Party” has the meaning set forth in Section 10.4(a).
“Indemnity Escrow Account” has the meaning set forth in Section 2.3(c).
“Indemnity Escrow Amount” has the meaning set forth in Section 2.3(c).
“Indemnity Escrow Fund” has the meaning set forth in Section 2.3(c).
“Intellectual Property” means, collectively, all intellectual and industrial property and rights thereto throughout the world, including: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all letters patent, pending applications for patents and all reissues, reexaminations, divisions, continuations, continuations-in-part and extensions thereof, (ii) all trademarks, service marks, trade names, and Internet domain names, all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all published and unpublished works of authorship (including databases and software), copyrights, and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith (v) all trade secrets and confidential business information (including confidential ideas, research and development, know-how, methods, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) and (vi) all copies and tangible embodiments of the foregoing (in whatever form or medium).
“Interim Financial Statements” has the meaning set forth in Section 3.4.
“Issuer” has the meaning set forth in Section 6.7(b).
“Judgment” means any judgment, order, decree, award, ruling, decision, verdict, subpoena, injunction or settlement entered, issued, made or rendered by any Governmental Entity.
“Knowledge” means, with respect to a Seller or the Company, as applicable, all facts (i) actually known or (ii) that would reasonably be expected to be known after due inquiry of such persons’ direct reports, in each case by those individuals listed on Schedule 1.1(a)(i) or Schedule 1.1(a)(ii), respectively.
“Law” means any Federal, state, local, foreign, international or multinational treaty, constitution, statute or other law, ordinance, rule, regulation or principle of common law including any legally binding aircraft or aviation rules, regulations, standards and interpretations thereof promulgated by any Governmental Entity.
“LC Cash Collateralization Amount” has the meaning set forth in Section 6.7(b).
“Lease Documents” has the meaning set forth in Section 3.7(b).
“Leased Real Properties” has the meaning set forth in Section 3.7(b).
“Letter of Credit” has the meaning set forth in Section 6.7(b).
“Liens” means mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances.
“Losses” has the meaning set forth in Section 10.2(a).
“Management Incentive Plan” means the Long Term Incentive Plan of the Company, effective as of July 1, 2015.
“Material Adverse Effect” means any event, occurrence, circumstance, effect or change that would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, operations, financial condition, properties or results of operations of the Company and the Company Subsidiaries, taken as a whole, or the ability of any of the Parties hereto (other than Buyer) to perform any of its obligations hereunder or consummate the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) any adverse change, event, development, or effect (whether short-term or long-term) arising from or relating to (A) general business, industry or economic conditions, (B) national or international political or social conditions, including the engagement by the United States, Australia or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (C) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (D) changes in HKFRS, (E) changes in Laws, (F) the taking of any action contemplated by this Agreement or the Ancillary Documents, or (G) the announcement, pendency or completion of the transactions contemplated hereby or by the Ancillary Documents or the identity of Buyer, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company or any Company Subsidiary, to the extent not the result of a breach of any covenant contained herein by any Party hereto (other than Buyer); provided, that, with respect to a matter described in any of the foregoing clauses (A), (B), (C), (D) or (E), such matter shall not be taken into account only to the extent such matter does not have a disproportionate effect on any of the Company or any of the Company Subsidiaries relative to other comparable entities operating in the industries in which the Company and the Company Subsidiaries operate; (ii) any failure to meet a forecast (whether internal or published) of revenue, earnings, cash flow, or other data for any period or any change in such a forecast (provided that this clause (ii) shall not prevent a determination that any event, occurrence, circumstance, effect or change underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (provided, further, that any such change or effect is not otherwise excluded from determining whether there is a Material Adverse Effect)); (iii) matters disclosed or referred to in the Schedules; (iv) any actions or omissions by Buyer or any of its Affiliates; and (v) any adverse change in or effect on the business of the Company and the Company Subsidiaries that is cured in its entirety before the earlier of (a) the Closing Date and (b) the date on which this Agreement is terminated pursuant to Article IX.
“Material Contracts” has the meaning set forth in Section 3.10(a).
“Material Customers” has the meaning set forth in Section 3.17(a).
“Material Suppliers” has the meaning set forth in Section 3.17(a).
“MRO Facility” means the up to AUD$4,500,000 construction loan relating to the Cairns Facility between Australia and New Zealand Banking Group Limited and Hawker Pacific Pty Limited.
“MRO Facility Amount” means any amounts outstanding, owed, due or payable under the MRO Facility.
“OEM” means an original equipment manufacturer of the Company’s Aircraft Inventory.
“Option” means each option to purchase Shares granted under any employee stock option plan or arrangement of the Company, including options granted under the Management Incentive Plan.
“Option Agreement” means an agreement or certificate which sets out the terms and conditions of the grant of Options made to such Selling Optionholder in accordance with the Management Incentive Plan.
“Option Notice” has the meaning set forth in Section 2.4.
“Ordinary Course” means the ordinary course of business of the Company and the Company Subsidiaries as of the date hereof.
“Outside Date” has the meaning set forth in Section 9.1(d).
“Owned Improvements” has the meaning set forth in Section 3.7(a).
“Parties” has the meaning set forth in the Preamble.
“Party” has the meaning set forth in the Preamble.
“Payoff Letters” has the meaning set forth in Section 8.2(i).
“Permits” means all licenses, permits, certificates, authorizations and approvals issued by any Governmental Entity.
“Permitted Liens” means (i) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings for which collection or enforcement against the property is stayed and an adequate reserve is established in accordance with HKFRS and included in the Financial Statements, (ii) statutory Liens of landlords and workers’, carriers’, materialmen’s, suppliers’ and mechanics’ or other like Liens incurred in the Ordinary Course, to the extent not yet due and payable, (iii) Liens and encroachments of record with respect to real property affecting title which do not materially interfere with the present use of the properties they affect, (iv) Liens that will be released prior to or as of the Closing, (v) Liens created by or through Buyer, (vi) Liens in respect of any obligations as lessee under capitalized leases and (vii) Liens set forth on Schedule 1.1(b).
“Person” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization or other entity or any Governmental Entity.
“Post-Closing Covenants” has the meaning set forth in Section 10.1.
“Pre-Closing Covenants” has the meaning set forth in Section 10.1.
“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.
“Pre-Closing Taxes” means (i) Taxes imposed on the Company and the Company Subsidiaries for or allocable to the Pre-Closing Tax Period, (ii) Taxes of the Sellers and (iii) Taxes imposed on the Company and the Company Subsidiaries as the result of being part of, or a member of, a consolidated, combined, unitary, or similar group with other Persons on or prior to the Closing Date.
“Proceeding” means any suit, claim, action, litigation, investigation or other proceeding commenced, brought, conducted or heard by or before any Governmental Entity or any arbitration proceeding.
“Purchase Price” has the meaning set forth in Section 2.2.
“Purchase Price Excess” has the meaning set forth in Section 2.5(f).
“R&W Insurance Policy” means a Representations and Warranties Insurance Policy in connection with the transactions contemplated hereunder and issued for the benefit of Buyer as the named insured, which shall be obtained between the date of this Agreement and the Closing Date.
“Related Claims” means all claims or causes of action (whether in contract or tort, in law or in equity, or granted by statute or otherwise) that may be based upon, arise out of or relate to this Agreement, the Ancillary Documents and any other document or instrument delivered pursuant to this Agreement or the Ancillary Documents, or the negotiation, execution, termination, validity, interpretation, construction, enforcement, performance or nonperformance of this Agreement or the Ancillary Documents or otherwise arising from the transactions contemplated hereby or thereby (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with, or as an inducement to enter into, this Agreement or the Ancillary Documents).
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or disposing into the environment.
“Representative Fund” means the $100,000 deposited at the Closing with or at the direction of the Seller Representative.
“Representatives” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants and financial advisors.
“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce; (ii) the United Nations Security Council; or (iii) the Australian Department of Foreign Affairs and Trade.
“SEACOR” has the meaning set forth in the Preamble.
“Second CBA Facility” means the facility evidenced by the Letter of Support, dated as of November 3, 2017, by and between Commonwealth Bank of Australia and Hawker Pacific Pty Ltd.
“Seller” has the meaning set forth in the Preamble.
“Seller Closing Certificate” has the meaning set forth in Section 7.3(c).
“Seller Credit Support Instruments” has the meaning set forth in Section 6.7(a).
“Seller Indemnified Party” means Selling Equityholders and their respective Affiliates, and each of their respective directors, officers and employees.
“Seller Representative” has the meaning set forth in Section 11.16.
“Sellers” has the meaning set forth in the Preamble.
“Selling Equityholders” means Sellers and the Selling Optionholders.
“Selling Optionholder” has the meaning set forth in the Preamble.
“Shares” has the meaning set forth in the Recitals.
“Sidley” has the meaning set forth in Section 11.15(a).
“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.
“Sublease” has the meaning set forth in Section 3.7(k).
“Subleased Real Property” has the meaning set forth in Section 3.7(k).
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, or otherwise has the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person. The term Subsidiary shall include all Subsidiaries of such Subsidiary.
“Tail Premium” has the meaning set forth in Section 6.5(b).
“Target Working Capital” means $15,624,813.25.
“Tax Return” means any report, return, declaration, claim for refund or information return or statement or other information required or permitted to be supplied to a Governmental Entity in connection with Taxes, including any amended return, report, or declaration.
“Taxes” means all federal, state, provincial, local and non-U.S. income, profits or windfall profits, franchise, net or gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, goods and services, escheat, unclaimed property, personal and real property, withholding, liabilities for unlawful state aid or reduced tariff in relation to tax, base erosion anti-abuse, global intangible low-tax income, repatriation transition, excise, production, transfer, alternative minimum, add-on minimum, value added, licenses in the nature of taxes, estimated, severance, workers’ compensation, disability, premium, duties (custom and others), occupancy and other taxes of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, including any successor, transferee or secondary liability for a tax and any liability assumed, shared, allocated or indemnified by contract or agreement or arising as a result of being or ceasing to be a member of any affiliated, consolidated, combined, unitary or similar group, or being included or required to be included in any Tax Return relating thereto.
“Terminating Buyer Breach” has the meaning set forth in Section 9.1(c).
“Terminating Seller Breach” has the meaning set forth in Section 9.1(b).
“Textron Facility” means the Security Agreements, dated as of December 28, 2015, by and among Wells Fargo Bank Northwest National Association, Hawker Pacific Pty. Ltd. and Textron Financial Corporation, along with that certain Continuing Guaranty, dated as of December 22, 2015, by and between Hawker Pacific Pty. Ltd. and Textron Financial Corporation.
“Third-Party Claim” has the meaning set forth in Section 10.4(a).
“Threshold” has the meaning set forth in Section 10.3(a).
“Transaction Expenses” means, calculated as of immediately prior to the Closing, (i) the legal, accounting, financial advisory and other advisory, transaction or consulting fees and expenses incurred or payable by the Company or any Company Subsidiary, to the extent not paid as of immediately prior to the Closing by the Company, in connection with the transactions contemplated by this Agreement and the Ancillary Documents (including any sale, “stay-around,” retention, change of control or similar bonuses or payments accruing or payable to current or former employees, directors or consultants of the Company or any Company Subsidiary contingent upon or in connection with the Closing); provided that Transaction Expenses shall further include the employer-portion of any employment Taxes payable by or on behalf of the Company or any Company Subsidiary with respect to amounts contemplated herein treated as compensation; provided further that in no event shall Transaction Expenses include any expenses initiated at the request of Buyer (or any of its Affiliates), related to their respective financing activities related to the transactions contemplated by the Agreement or otherwise, (ii) one-half of the premium (not to exceed $500,000) to obtain the R&W Insurance Policy, and (iii) one-half of the Transfer Taxes, for which the Selling Equityholders are liable pursuant to Section 6.4(e).
“Transfer Taxes” means all foreign, federal, state and local sales, use, direct and indirect transfer, documentary transfer, excise, value-added, VAT, goods or services, registration, recording, stamp, documentation, real estate transfer or asset gains Taxes, including for the avoidance of doubt, any foreign non-resident stock sale or similar Taxes.
“Treasury Regulations” means the Income Tax Regulations promulgated under the Code.
“Unsanctioned Boycott” means an international boycott or restrictive trade practice of a foreign country against a third country that is not sanctioned by the United States, as prohibited by or penalized under 15 C.F.R. Part 760 of the Export Administration Regulations, Section 999 of the Code, and related guidelines and interpretations.
“Vested Option Share” has the meaning set forth in Section 2.4.
“Working Capital” means Current Assets minus Current Liabilities.
Section 1.2    Construction.
(a)    Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) references to “or” shall be construed in the inclusive sense of “and/or”, (iv) the words “include”, “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (v) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (vi) the terms “day” and “days” mean and refer to calendar day(s), (vii) the terms “year” and “years” mean and refer to calendar year(s) and (viii) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(b)    Unless otherwise set forth in this Agreement, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time and (ii) a particular Law means such Law and any amendments thereto and all regulations and statutory instruments used thereunder or pursuant thereto, in each case, as the foregoing exist on the date hereof. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.
(c)    The Article and Section headings contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.
(d)    Any reference in this Agreement to “made available” means a document or other item of information that was provided or made available to Buyer and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement.
(e)    The Parties have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against either Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.
ARTICLE II

PURCHASE AND SALE
Section 2.1    The Purchase and Sale. On the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall sell, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Sellers, all of the Shares.
Section 2.2    Preliminary Purchase Price. The aggregate purchase price for all of the Shares shall be an amount equal to the sum (the “Estimated Purchase Price” and, as finally adjusted pursuant to Sections 2.5 and 10.6, the “Purchase Price”) of:
(a)    Two Hundred and Fifty Million Dollars ($250,000,000) (the “Base Purchase Price”);
(b)    plus Estimated Cash;
(c)    minus Estimated Indebtedness;
(d)    minus Estimated Transaction Expenses;
(e)    minus the amount, if any, by which the Estimated Working Capital is less than the Target Working Capital;
(f)    plus the amount, if any, by which the Estimated Working Capital is greater than the Target Working Capital;
(g)    minus the Escrow Amounts;
(h)    minus the Representative Fund;
(i)    plus the aggregate amount of the exercise price payable in respect of all In-the-Money Vested Options; and
(j)    minus the aggregate amount of the Tail Premium.
Section 2.3    Closing Payments. At the Closing, Buyer shall:
(a)    pay by wire transfer in immediately available funds to each Seller, to such accounts as each such Seller designates to Buyer in writing not less than three (3) Business Days prior to the Closing Date an amount equal to the Closing Date Per Share Consideration multiplied by the number of Shares held by such Seller;
(b)    deposit an amount equal to $1,250,000 (the “Adjustment Escrow Amount”, and such amount together with any interest earned and gains received thereon, and less any amounts distributed therefrom, being the “Adjustment Escrow Fund”) by wire transfer in immediately available funds into an escrow account (the “Adjustment Escrow Account”) to be established and maintained by JPMorgan Chase Bank N.A (the “Escrow Agent”) pursuant to an escrow agreement substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”), to serve as the sole source (together with the Indemnity Escrow Fund) of payment of Sellers’ obligations pursuant to Section 2.5(f)(ii), if any;
(c)    deposit an amount equal to the lesser of (i) 50% of the retention under the R&W Insurance Policy and (ii) $1,250,000 (the “Indemnity Escrow Amount”, and such amount together with any interest earned and gains received thereon, and less any amounts distributed therefrom, being the “Indemnity Escrow Fund”) by wire transfer in immediately available funds into an escrow account (the “Indemnity Escrow Account”) to be established and maintained by the Escrow Agent pursuant to the Escrow Agreement, to serve as the sole source (except in the case of Fraud and, solely as against the insurer, claims under the R&W Insurance Policy) of payment of Sellers’ obligations pursuant to Section 10.2(a)(i), Section 10.2(a)(ii) in respect of Pre-Closing Covenants, Section 10.2(a)(iii), Section 10.2(b)(i) or Section 10.2(b)(ii) in respect of Pre-Closing Covenants, if any;
(d)    pay by wire transfer in immediately available funds to such account as the Seller Representative designates to Buyer in writing not less than three (3) Business Days prior to the Closing Date, the amount of the Representative Fund;
(e)    pay the amounts set forth in the Payoff Letters by wire transfer of immediately available funds to the accounts of the applicable lenders or other parties as set forth in the Payoff Letters;
(f)    pay by wire transfer in immediately available funds to such account or accounts as Sellers designate to Buyer, the Transaction Expenses (other than Transaction Expenses payable to Governmental Entities (including the Transaction Expenses designated in clause (iii) of the definition of “Transaction Expenses,” which shall be remitted in accordance with applicable Law) and the Transaction Expenses designated in clause (ii) of the definition of “Transaction Expenses,” which shall be remitted in accordance with the terms of the R&W Insurance Policy);
(g)    pay by wire transfer in immediately available funds to such account or accounts as designated in the D&O Tail Policy, the aggregate amount of the Tail Premium; and
(h)    pay to each Selling Optionholder in accordance with this Article II, by wire transfer of immediately available funds to one or more accounts designated by each Selling Optionholder to Buyer in writing not less than three (3) Business Days prior to the Closing Date, in consideration of the transfer of its In-the-Money Vested Options, the applicable In-the Money Option Share Transfer Payment as set forth on the Estimated Closing Statement, less any required withholding Taxes, and without interest thereon.
Section 2.4    Treatment of Options. As promptly as reasonably practicable after the date hereof, the Company shall send a notice (the “Option Notice”) to all Selling Optionholders, which Option Notice shall notify such Selling Optionholder of the following: (i) that Buyer will not be assuming any Options following the Closing or substituting new options therefor and (ii) the number of Shares with respect to the Options that shall become vested and exercisable at the Closing (whether in accordance with the terms of the applicable Option Agreement or at the discretion of the Company) in connection with the transactions contemplated under this Agreement (each such Share, a “Vested Option Share”). Subject to this Section 2.4, at the Closing, the Selling Optionholders shall sell, transfer and deliver to Buyer, and Buyer shall purchase and acquire from the Selling Optionholders, all of the In-the-Money Vested Options in exchange for the In-the-Money Vested Option Transfer Payment, subject to adjustments following the Closing as specified in this Agreement (including release of amounts held in the Adjustment Escrow Account, the Indemnity Escrow Account or the Representative Fund). Each Selling Optionholder hereby agrees and acknowledges that it (A) approves of this Agreement (including the liabilities of such Selling Optionholder set forth in this Agreement), the Escrow Agreement, the other Ancillary Documents and all of the arrangements relating thereto, (B) approves the appointment of the Seller Representative in accordance with the terms of this Agreement, (C) represents and warrants that it is the owner of all such In-the-Money Vested Options free and clear of all Liens, (D) acknowledges that such Selling Optionholder’s portion of the In-the-Money Vested Option Transfer Payment as set forth in the Estimated Closing Statement constitutes all of the consideration such Selling Optionholder is entitled to receive with respect to the In-the-Money Vested Options held by such Selling Optionholder, subject to adjustments following the Closing as specified in this Agreement (including release of amounts held in the Adjustment Escrow Account, the Indemnity Escrow Account or the Representative Fund), and (E) acknowledges and agrees that the applicable payor will be entitled to withhold Taxes from consideration otherwise payable to such Selling Optionholder pursuant to this Agreement. Each Optionholder further agrees to transfer to Buyer, and Buyer shall acquire from such Selling Optionholder, at the Closing all Options held by such Selling Optionholder other than In-the-Money Vested Options for no additional consideration. Each Selling Optionholder agrees that he, she or it shall not exercise, and the Company agrees that it shall not permit any Selling Optionholder to exercise, any Options held as of the date hereof prior to the earlier of the termination of this Agreement and the Closing.
Section 2.5    Purchase Price Adjustment.
(a)    Estimated Closing Statement. Within two (2) Business Days prior to the Closing Date, Sellers shall deliver to Buyer a written statement prepared in accordance with Section 2.5(g) setting forth Sellers’ good faith estimates of (i) Cash and Cash Equivalents (“Estimated Cash”), (ii) Indebtedness (“Estimated Indebtedness”), (iii) Transaction Expenses (“Estimated Transaction Expenses”) and (iv) Working Capital (“Estimated Working Capital”), together with the Estimated Purchase Price, the Closing Date Per Share Consideration and the Closing Date payments to be made to each of the Sellers and the Selling Optionholders based thereon (the “Estimated Closing Statement”), and reasonable supporting or underlying documentation used in preparation thereof.
(b)    Closing Statement. Within sixty (60) days after the Closing Date, Buyer will prepare and deliver to Seller Representative a written statement prepared in accordance with Section 2.5(g) setting forth Buyer’s good faith determination of the (i) actual Cash and Cash Equivalents (“Closing Cash”), (ii) actual Indebtedness (“Closing Indebtedness”), (iii) actual Transaction Expenses (“Closing Transaction Expenses”) and (iv) actual Working Capital (“Closing Working Capital”), together with a calculation of the Purchase Price based on such amounts (the “Closing Statement”) and reasonable supporting or underlying documentation used in preparation thereof.
(c)    Closing Statement Dispute.
(i)    Within thirty (30) days following receipt by Seller Representative of the Closing Statement, Seller Representative shall deliver written notice to Buyer stating whether it accepts or disputes the accuracy of the calculations reflected in the Closing Statement. If Seller Representative accepts the calculations reflected in the Closing Statement or if Seller Representative does not notify Buyer of a dispute with respect to the Closing Statement within such thirty-day period, then the calculation of Closing Cash, Closing Indebtedness, Closing Transaction Expenses, and Closing Working Capital reflected in the Closing Statement, in each case, shall be deemed final, conclusive and binding on the Parties in all respects.
(ii)    If Seller Representative disputes the accuracy of the calculations reflected in the Closing Statement, Seller Representative shall provide written notice to Buyer no later than thirty (30) days following receipt by Seller Representative of the Closing Statement setting forth those items that Seller Representative disputes (the “Dispute Notice”), which Dispute Notice shall set forth in reasonable detail the particulars of such dispute. During the thirty-day period following delivery of a Dispute Notice, Buyer and Seller Representative shall negotiate in good faith to resolve such disputed items. If Buyer and Seller Representative, notwithstanding such good faith effort, fail to resolve the disputes set forth in the Dispute Notice within thirty (30) days following delivery of a Dispute Notice, then Buyer and Seller Representative shall jointly engage an independent nationally recognized accounting firm with experience in such matters and that is mutually agreed upon by Buyer and Seller Representative (in either case, the “Accounting Firm”). As promptly as practicable thereafter, Buyer and Seller Representative shall each prepare and submit a presentation (only with respect to the unresolved disputed items set forth in the Dispute Notice, with any undisputed items or resolved disputed items to be considered final, conclusive and binding on the Parties in all respects) to the Accounting Firm; provided, however, that copies of all such materials are concurrently provided to the other Party (or the Seller Representative, as applicable) and that such discussions may only occur in the presence (including by telephone) of the other Party (or the Seller Representative, as applicable). As soon as practicable thereafter, but no later than thirty (30) Business Days from the final submission of presentations from Buyer and Seller Representative, Buyer and Seller Representative shall cause the Accounting Firm to render its written decision with respect to the unresolved disputed items set forth in the Dispute Notice based solely upon the presentations by Buyer and Seller Representative, together with any supporting material related thereto requested by the Accounting Firm, copies of which shall be provided to the other Party (or the Seller Representative, as applicable). In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the maximum value for such item claimed by either party or less than the minimum value of such item claimed by either party. The Accounting Firm shall have full authority to resolve issues relating to the disputed items in the Closing Statement (including procedural, legal, factual and accounting issues); provided, however, that the Accounting Firm shall not have the authority to resolve (I) claims for breaches of representations, warranties or covenants or (II) other claims that are not primarily within the scope of the unresolved disputed items in the Closing Statement, including as to any undisputed items or resolved disputed items. The Accounting Firm shall make its determination based solely on presentations by Buyer and the Seller Representative, together with any supporting material related thereto requested by the Accounting Firm, and not on the basis of independent review. The final judgment of the Accounting Firm may be entered into any court having jurisdiction over the issues addressed by the Accounting Firm pursuant to this Section 2.5(c). The parties hereto and the Accounting Firm will keep confidential, and will not disclose to any Person, except to their attorneys, investors and Representatives (and, in the case of the Seller Representative, to the Selling Equityholders) or as may be required by Law or in connection with enforcing the decision of the Accounting Firm, the existence of any dispute, claim or controversy under this Section 2.5, the referral of any such dispute, claim or controversy to the Accounting Firm or the status or resolution thereof. The fees and expenses of the Accounting Firm shall be allocated to be paid by Buyer, on the one hand, and Seller Representative, on the other, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party (or, with respect to the Selling Equityholders, by the Seller Representative on behalf of such Party), as determined by the Accounting Firm. For example, if Seller Representative claims in a Dispute Notice that the Closing Working Capital is $1,000 greater than the amount determined by Buyer in the Closing Statement, and if the Accounting Firm ultimately resolves the dispute by awarding Seller $600 of the $1,000 contested, then the costs and expenses of the Accounting Firm will be allocated sixty percent (60%) (i.e., 600 ÷ 1,000) to Buyer and forty percent (40%) (i.e., 400 ÷ 1,000) to Sellers. All determinations made by the Accounting Firm will be final, conclusive and binding on the Parties.
(iii)    The final, binding and conclusive calculation of Closing Cash, Closing Indebtedness, Closing Transaction Expenses and Closing Working Capital based either upon agreement or deemed agreement by Buyer and Seller Representative in accordance with Section 2.5(c)(i) or Section 2.5(c)(ii), or the written determination delivered by the Accounting Firm in accordance with Section 2.5(c)(ii), will be the “Final Cash,” “Final Indebtedness,” “Final Transaction Expenses,” and “Final Working Capital,” respectively, for all purposes of this Agreement.
(d)    Access. For purposes of complying with the terms set forth in this Section 2.5, Buyer, the Company and the Company Subsidiaries shall cooperate with and make available to Seller Representative and its Representatives all information, records, data and working papers and access to personnel, during normal business hours and upon reasonable notice, as may be reasonably requested in connection with the analysis of the Closing Statement and the resolution of any disputes thereunder; provided that Buyer shall not be required to provide any internal work papers, memoranda or analyses or any work product of the Buyer or its Representatives in connection with its obligations under this Section 2.5(d).
(e)    Payment following Calculation of Final Cash, Final Indebtedness, Final Transaction Expenses, and Final Working Capital. Within three (3) Business Days after the date on which the Final Cash, Final Indebtedness, Final Transaction Expenses, and Final Working Capital are finally determined pursuant to Section 2.5(c), the Parties shall jointly recalculate the Purchase Price by substituting the Final Cash as finally determined pursuant to Section 2.5(c) for Estimated Cash in Section 2.2(b); the Final Indebtedness as finally determined pursuant to Section 2.5(c) for Estimated Indebtedness in Section 2.2(c); the Final Transaction Expenses as finally determined pursuant to Section 2.5(c) for Estimated Transaction Expenses in Section 2.2(d); and the Final Working Capital as finally determined pursuant to Section 2.5(c) for Estimated Working Capital in Section 2.2(e) and Section 2.2(f) (such recalculated amount, the “Final Purchase Price “).
(f)    Adjustments.
(i)    If the Final Purchase Price exceeds the Estimated Purchase Price (such amount, the “Purchase Price Excess”), then not later than the third (3rd) Business Day after the date on which the Final Purchase Price is finally determined pursuant to Section 2.5(e), Buyer will pay to the Selling Equityholders such excess and Buyer and Seller Representative will deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to the Selling Equityholders the balance of the Adjustment Escrow Account; provided, however, that in no event shall Buyer be obligated to pay to the Selling Equityholders pursuant to this Section 2.5(f)(i) any portion of the Purchase Price Excess greater than the Escrow Amounts, and the Selling Equityholders shall have no recourse against Buyer for the amount of such difference.
(ii)    If the Final Purchase Price is less than the Estimated Purchase Price, then not later than the third Business Day after the date on which the Final Purchase Price is finally determined pursuant to Section 2.5(e), (A) first, Buyer and Seller Representative, on behalf of the Selling Equityholders, will deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to (x) if such shortfall is greater than or equal to the Adjustment Escrow Fund, disburse to Buyer an amount equal to the Adjustment Escrow Fund and (y) if such shortfall is less than the Adjustment Escrow Fund, disburse to Buyer a portion of the Adjustment Escrow Fund equal to such shortfall and disburse to the Selling Equityholders, the remaining balance of the Adjustment Escrow Fund and (B) second, if such shortfall is greater than the Adjustment Escrow Fund, Buyer and Seller Representative, on behalf of the Selling Equityholders, will deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to Buyer an amount equal to that amount of the shortfall, which exceeds the Adjustment Escrow Fund from the Indemnity Escrow Account, up to but not exceeding the then remaining balance of the Indemnity Escrow Account.
(iii)    In accordance with Sections 2.5(f)(i) and (ii)(A)(y), Buyer and the Escrow Agent, as applicable, shall pay the aggregate amount, with respect to the Fully Diluted Pro Rata Share of the Selling Equityholders, to the Sellers and the Selling Optionholders, in accordance with their Fully Diluted Pro Rata Share, and in the case of the Selling Optionholders, less any required withholding Taxes.
(g)    Preparation of Closing Statements. The Estimated Closing Statement, the Closing Statement and the determinations and calculations contained therein will be prepared and calculated in accordance with the Accounting Principles, except that such statements, calculations and determinations (i) will not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated hereby, (ii) will be based on facts and circumstances as they exist prior to the Closing and will exclude the effect of any act, decision or event occurring on or after the Closing and (iii) in the case of the calculations of Working Capital, only include the same line items included in the example calculation set forth on Schedule 2.5(g).
(h)    Escrow Accounts. Payment of the Escrow Amounts pursuant to Section 2.5(f)(ii) shall be the sole and exclusive remedy and source of recovery available to Buyer for any claims arising from amounts owed to Buyer pursuant to Section 2.5(f)(ii) if any. In the event that the shortfall described in Section 2.5(f)(ii)(A)(x) is greater than the Escrow Amounts, Buyer shall have no recourse against Sellers for such difference. Any fees owed to the Escrow Agent and indemnification obligations under the Escrow Agreement shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by the Seller Representative (on behalf of the Selling Equityholders). The Escrow Amounts shall be held in trust for the benefit of Selling Equityholders and shall not be subject to any encumbrance, attachment, trustee process or any other judicial process of any creditor of any Party, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY
AND THE COMPANY SUBSIDIARIES
On the terms and subject to the conditions of this Agreement and except as set forth in the Schedules, the Company hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:
Section 3.1    Organization.
(a)    The Company and each Company Subsidiary is an entity duly incorporated or organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization, and the Company and each Company Subsidiary has all requisite power and authority to own, lease and operate its properties and assets and to carry on in all material respects its business as conducted on the date hereof. The Company and each Company Subsidiary is duly qualified or registered as a foreign corporation or other entity to transact business under the Laws of each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned, leased or operated by it requires such qualification or registration, except where the failure to be so qualified or registered would not have a Material Adverse Effect.
(b)    The Company has delivered to Buyer a complete copy of the organizational documents of the Company and each Company Subsidiary as in effect on the date of this Agreement and the Company and each Company Subsidiary is not in default of or in violation of any provisions of such organizational documents. Schedule 3.1(b) sets forth a true and complete list of the directors and officers of the Company and each of the Company Subsidiaries.
Section 3.2    Consents; No Violations. Except as set forth on Schedule 3.2 and any declaration, filing, registration, notice, authorization, Consent, or approval required by Antitrust Law, the execution and delivery by the Company of this Agreement does not, and the execution and delivery of the Ancillary Documents to which the Company or any Company Subsidiary is a party will not, and the consummation of the transactions contemplated hereby and thereby will not, in each case (i) conflict with or result in any breach of any provision of the articles of association of the Company or the comparable charter or organizational documents of any Company Subsidiary, (ii) require any filing with, or the obtaining of any Consent of, any Governmental Entity by the Company or any Company Subsidiary, (iii) require any notice or Consent under, result in a default under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Lease Document, Sublease, note, mortgage, other evidence of indebtedness, guarantee, Material Contract or material Permit, (iv) violate any Law or Judgment applicable to the Company or any Company Subsidiary or (v) result in the creation of any Liens other than Permitted Liens, excluding from the foregoing clauses (i)‑(v), such requirements, Consents, defaults, rights or violations that would arise as a result of the business or activities in which Buyer is engaged or as a result of any acts or omissions by Buyer.
Section 3.3    Capitalization; Subsidiaries.
(a)    The Company has 68,066,871 Shares issued and outstanding and the Sellers have sole record and beneficial ownership of all of such Shares, free and clear of all Liens, other than Permitted Liens, as set forth on Schedule 3.3(a)(i). All of the Shares are duly authorized, validly issued, fully paid and nonassessable. None of the Shares were issued in violation of any preemptive rights or Laws. Set forth on Schedule 3.3(a)(ii) is the total number of Options granted by the Company and the number of Shares issuable and exercise price payable upon the exercise of such Options as of the date hereof. Except as set forth on Schedule 3.3(a)(ii), there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Shares or obligating any Selling Equityholder or the Company to issue or sell any Shares, or any other interest in the Company. There are no Contracts which require the Company to repurchase, redeem or otherwise acquire any Shares or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in the Company.
(b)    Schedule 3.3(b) sets forth a true and complete list of the Company Subsidiaries, listing for each Company Subsidiary its name, type of entity, the jurisdiction of its incorporation or organization, the number and type of its issued and outstanding shares of capital stock and the ownership of such shares. Other than the capital stock or other equity interests of the Company Subsidiaries as set forth on Schedule 3.3(b), neither the Company nor any Company Subsidiary owns any debt or equity interest in, or any interest convertible into or exchangeable or exercisable for any debt or equity interest in, or any joint venture interest in, any Person.
(c)    All of the outstanding equity securities of each Company Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights and are owned by the Company, whether directly or indirectly, free and clear of all Liens, other than Permitted Liens. None of such equity securities were issued in violation of any preemptive rights or Laws. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity securities of any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any equity securities of, or any other interest in, any Company Subsidiary. There are no Contracts which require any Company Subsidiary to repurchase, redeem or otherwise acquire any equity securities or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any equity securities of, or any other interests in, any Company Subsidiary.
Section 3.4    Financial Statements. The Company has made available to Buyer true and complete copies of the following financial statements (collectively, the “Financial Statements”): (i) the audited consolidated balance sheet of the Company and the Company Subsidiaries for the fiscal years ended March 31, 2017 and March 31, 2016 and the related audited consolidated statements of operations, stockholders’ equity and cash flows of the Company and the Company Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors, and (ii) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of February 28, 2018 (the “Balance Sheet Date”) and the related consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the eleven (11) month period then ended (the “Interim Financial Statements”). The accounts receivable reflected on the Financial Statements and the accounts receivable arising after the date thereof have arisen from the respective bona fide transactions entered into by the Company or a Company Subsidiary involving the sale of goods or the rendering of services in the Ordinary Course consistent with past practice and constitute only valid, undisputed claims of the Company or a Company Subsidiary and are not subject to claims of set-off or other defenses or counterclaims. Except as set forth on Schedule 3.4, each of the Financial Statements (A) has been prepared in accordance with HKFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (B) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes.
Section 3.5    No Undisclosed Liabilities. Except as set forth in the Financial Statements or Schedule 3.5, to the Knowledge of the Company, the Company and the Company Subsidiaries do not have any liabilities or obligations, except for (i) liabilities and obligations reflected on the Financial Statements, (ii) liabilities and obligations incurred since the Balance Sheet Date in the Ordinary Course, (iii) liabilities and obligations incurred since the Balance Sheet Date pursuant to or in connection with this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby, (iv) liabilities and obligations arising under the executory terms of any agreements, instruments or other matters disclosed in this Agreement (or its Exhibits or Schedules), and not arising as a result of any breach of the terms thereof except to the extent expressly disclosed in the Schedules or (v) liabilities or obligations that would not exceed, individually or in the aggregate, $2,000,000.
Section 3.6    Absence of Certain Changes. To the Knowledge of the Company, except as set forth on Schedule 3.6, during the period from the Balance Sheet Date until the date hereof:
(a)    the Company and the Company Subsidiaries have conducted their respective business in the Ordinary Course in all material respects;
(b)    there has been no Material Adverse Effect;
(c)    there has been no casualty, loss, damage or destruction (whether or not covered by insurance) of any Owned Improvements that are material to the Company or any Company Subsidiary;
(d)    there has been no material change in the accounting methods or practices of the Company or any Company Subsidiary or any change in depreciation or amortization policies or rates theretofore adopted by the Company or any Company Subsidiary; and
(e)    neither the Company nor any Company Subsidiary has taken any of the actions set forth in Section 6.1(b) that would be impermissible if such action took place after the date hereof.
Section 3.7    Real Estate.
(a)    Neither the Company nor any Company Subsidiary owns any real property or has a fee ownership in any real property, including any rights, contracts or options to acquire an ownership in any real property, except for the assets, tangible or intangible, owned, used or held for use by the Company or any Company Subsidiary, including, the buildings, fixtures and improvements, located on the Leased Real Properties (the “Owned Improvements”). Except as set forth on Schedule 3.7(a), the Company or a Company Subsidiary has valid, and, if applicable, marketable title to the Owned Improvements, free and clear of all Liens other than Permitted Liens. The Owned Improvements, the Leased Real Properties (as defined below), and other assets of the Company or Company Subsidiaries are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are usable for the intended purpose in the Ordinary Course. Neither the Company nor any Company Subsidiary has a legal obligation, absolute or contingent, to any other Person to sell or otherwise dispose of the Owned Improvements. The Owned Improvements will continue to be owned, licensed or leased by the Company or any Company Subsidiary on identical terms and conditions immediately subsequent to Closing.
(b)    Schedule 3.7(b) sets forth a true, accurate, and complete list as of the date hereof of all leases, subleases, license agreements and other similar use and occupancy agreements, including any amendments or modifications thereto, whether written or oral (collectively, the “Lease Documents”), pursuant to which any real property is leased, subleased, licensed or otherwise occupied by the Company or any Company Subsidiary (together with any buildings, facilities or structures thereon and leased in connection therewith, the “Leased Real Properties”), and which list specifies (i) the use made of each Leased Real Property, (ii) the name of the landlord (or sublandlord, as applicable), (iii) the name of the entity holding such leasehold interest and (iv) the street address and unit number of each Leased Real Property. Except for the Lease Documents, neither the Company nor any Company Subsidiary is a party to any real property leases, subleases, licenses or occupancy agreements pursuant to which the Company or any Company Subsidiary is the lessee, sublessee, licensee or occupant of any real property.
(c)    True, accurate, and complete copies of all Lease Documents have been made available to Buyer.
(d)    Each of the Lease Documents is in full force and effect and is a valid and binding obligation of the Company or Company Subsidiary and each other party thereto, and is enforceable in accordance with its terms, and will remain in full force and effect on identical terms immediately following the Closing.
(e)    Neither the Company nor any Company Subsidiary is obligated under or bound by any option, right of first refusal, purchase contract, commitment, term sheet or other contractual right to sell, assign, lease, sublease, use (or allow use of), or purchase any Leased Real Property or any portions thereof or interests therein.
(f)    Neither the Company’s nor any Company Subsidiary’s possession and quiet enjoyment of the Leased Real Properties has been disturbed, nor are there are any disputes with respect to any Lease Document.
(g)    The leasehold interests of the lessee in the Leased Real Properties are free and clear of all Liens, other than any Permitted Liens.
(h)    Neither the Company nor any Company Subsidiary has received notice that a security deposit or portion thereof deposited with respect to any Lease Document has been applied with respect to a breach or default under any Lease Document that has not been redeposited in full. Neither the Company, nor any Company Subsidiary, or any other party to any Lease Documents is in breach or default under any Lease Documents (including any provision the breach or default of which would result in termination of the applicable Lease Documents), or any ancillary documents relating thereto, and no event has occurred or circumstance exists which with the delivery of notice, the passage of time or both, would constitute a breach or default under any Lease Document, or permit the termination of, modification of or acceleration of rent or other amounts payable by or to the Company or Company Subsidiary under any such Lease Document, or ancillary document related thereto.
(i)    Neither the Company nor any Company Subsidiary owes, or will owe in the future, any brokerage commission or finder’s fees with respect to any Lease Documents.
(j)    Except as set forth on Schedule 3.7(j), the Leased Real Properties and the Owned Improvements (including all operations thereon) comply with the requirements of all Laws, including all applicable building, zoning, subdivision, health, safety and other land use statutes, laws, codes, ordinances, rules, orders and regulations as well as any easements, covenants or other matters of record affecting the Leased Real Properties or the Owned Improvements. The Leased Real Properties and the Owned Improvements have received approvals of all Governmental Entities required in connection with the ownership thereof and the facilities, improvements and operations thereon. There are no covenants, conditions, rights-of-way, easements or similar restrictions or any other conditions affecting all or any portion of the Leased Real Properties or the Owned Improvements that impair the ability to use any such Leased Real Properties or Owned Improvements in the operation of the Company. All buildings, facilities and other improvements, including, without limitation, the Owned Improvements located on the Leased Real Properties are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer. The Company has made all repairs and replacements required to be made by it under any Lease Document to which it is a party relating to the Owned Improvements or Leased Real Properties, and there are no deferred maintenance items. None of the Owned Improvements or Leased Real Properties are subject to any Judgment to be sold and there are no pending or threatened condemnation proceedings or Proceedings relating to the Owned Improvements or Leased Real Properties or other matters affecting the current use, occupancy, or value thereof.
(k)    Schedule 3.7(k) sets forth a true, accurate, and complete list as of the date hereof of (i) all Leased Real Properties that have been subleased by the Company to any Person (any such Leased Real Property, each a “Subleased Real Property”) and (ii) the sublease pursuant to which such Leased Real Property was subleased, including any amendments or modifications thereto, whether written or oral (each, a “Sublease”), and which list specifies (A) the use made of each Subleased Real Property, (B) the name of the sublandlord, (C) the name of the entity holding such sub-leasehold interest, and (D) the street address and unit number of each Subleased Real Property. Except as set forth on Schedule 3.7(k), neither the Company nor any Company Subsidiary has subleased any interest in the Leased Real Properties. With respect to any Subleased Real Property, (x) the applicable Sublease is and will, following the consummation of the transactions contemplated hereby, continue to be legal, valid, binding, enforceable and in full force and effect, and no party to the Sublease is in breach or default, and no event has occurred which, with the giving of notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder and (y) neither the Company nor any Company Subsidiary has applied any security deposits held pursuant to the Subleases that have not been redeposited in full. Neither the Company nor any Company Subsidiary owes, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to any Sublease.
Section 3.8    Intellectual Property.
(a)    Schedule 3.8(a) sets forth a true and complete list as of the date hereof (specifying the owner thereof and the registration or application number if applicable) of all patented or registered Intellectual Property owned by the Company or any Company Subsidiary, and all applications therefor. To the Knowledge of the Company, the Company and each Company Subsidiary has taken reasonable steps to maintain and protect the registered Intellectual Property, and other Intellectual Property owned by the Company and Company Subsidiaries, and will continue to maintain and protect such Intellectual Property as of the Closing so as not to materially and adversely affect the validity or enforceability thereof.
(b)    Schedule 3.8(b) sets forth a true and complete list as of the date hereof of all agreements (the “Intellectual Property Licenses”) pursuant to which Intellectual Property is (i) licensed to the Company or any Company Subsidiary or (ii) licensed by the Company or any Company Subsidiary to any third party, excluding in each of (i) and (ii) those relating to (1) commercially available, off-the-shelf computer software programs, where both the initial license fee and annual license and support fees, if any, are less than $50,000; (2) licensing arrangements involving commercially available items; and/or (3) agreements with customers, OEMs or suppliers or similar agreements under which the Company or a Company Subsidiary grants, or facilitates access to, or receives a license or approval to use Intellectual Property for the purpose of performing services and/or operating or supporting the equipment or products which are the subject of such agreement. Immediately after the Closing, all Intellectual Property used by the Company and the Company Subsidiaries will be owned or licensed, and available for use, by the Company and the Company Subsidiaries on the same terms and to the same extent they were owned or licensed, and available for use, by the Company and the Company Subsidiaries immediately prior to the Closing.
(c)    Except as set forth on Schedule 3.8(c): (i) either the Company or a Company Subsidiary is the exclusive owner of all right, title and interest in and to each item of Intellectual Property identified on Schedule 3.8(a) and each other item of Intellectual Property purported to be exclusively owned or co-owned by the Company or a Company Subsidiary, free and clear of all Liens (other than Permitted Liens), (ii) no Proceedings are pending or, since January 1, 2015 to the Knowledge of the Company, have been threatened that challenge the rights of the Company or the applicable Company Subsidiary in or to, or the validity, enforceability, use or ownership of, such Intellectual Property, (iii) since January 1, 2015 to the Knowledge of the Company, neither the use of the Intellectual Property used by the Company and the Company Subsidiaries in the conduct of their business, nor the conduct of their business as presently conducted, infringes upon, interferes with, dilutes, misappropriates, conflicts with or otherwise violates the Intellectual Property of any other Person, and neither the Company nor any Company Subsidiary has received any written charge, complaint, claim, demand or notice in the last two (2) years alleging such infringement, interference, dilution, misappropriation, conflict or violation and (iv) to the Knowledge of the Company, no other Person has in the last two (2) years infringed upon or misappropriated or otherwise violated any of the Company’s or a Company Subsidiary’s owned Intellectual Property.
(d)    Except as would not have a Material Adverse Effect, (i) the computers, systems and other information technology assets of the Company and the Company Subsidiaries operate and perform in a manner that permits the Company and each Company Subsidiary to conduct its business as currently conducted, (ii) the Company and the Company Subsidiaries have taken commercially reasonable efforts, consistent with industry standards, to protect the confidentiality, integrity and security of their computers, systems and other information technology assets (and the information stored thereon) against unauthorized use, access, interruption, modification or corruption, and to the Knowledge of the Company and each Company Subsidiary, no such unauthorized use, access, interruption, modification or corruption has occurred and (iii) the Company and the Company Subsidiaries are in material compliance with all publicly posted privacy policies of the Company and each Company Subsidiary and all applicable Laws, in each case relating to privacy, data protection and the collection of personal information and user information, and no claims have been asserted in writing or, to the Knowledge of the Company, threatened against the Company or a Company Subsidiary alleging any violation thereof.
Section 3.9    Litigation. Except as set forth on Schedule 3.9, since January 1, 2015, (i)  there is and has been no active investigation or review pending or, to the Knowledge of the Company threatened, by and Governmental Entity with respect to the Company or any Company Subsidiary, (ii) there is and has been no Proceeding pending or, to the Knowledge of the Company threatened, against or affecting the Company or any Company Subsidiary, or any of their respective properties and (iii) there are no and have not been any Judgments with respect to the Company or any Company Subsidiary.
Section 3.10    Material Contracts.
(a)    Schedule 3.10(a) sets forth a true and complete list as of the date hereof of each Contract (collectively, the “Material Contracts”) (except that in no event shall any Lease Document or Sublease be deemed a Material Contract) that:
(i)    is a Contract (other than a Contract with a customer, supplier or client or an Intellectual Property License) pursuant to which the Company or any Company Subsidiary, individually or in the aggregate, paid or received, or is obligated to pay or is entitled or expected to receive payments in excess of $200,000 during any twelve (12)-month period beginning January 1, 2017;
(ii)    is a Contract (A) with a Material Supplier or (B) pursuant to which the Company or any Company Subsidiary, individually or in the aggregate, paid, or is obligated to pay in excess of $200,000 during any twelve (12)-month period beginning January 1, 2017 for the purchase of raw materials, supplies and other products or services by the Company or a Company Subsidiary (excluding purchase and sales orders entered into in the Ordinary Course);
(iii)    is a Contract (A) with a Material Customer or (B) pursuant to which the Company or any Company Subsidiary, individually or in the aggregate, received, or is entitled to receive payments in excess of $400,000 during any twelve (12)-month period beginning January 1, 2017 for the provision of goods or services by the Company or any Company Subsidiary (excluding maintenance agreements, purchase and sales orders and master agreements with customers (other than master agreements with Material Customers) under which the applicable customer does not have a binding obligation to submit purchase or sale orders, in each case, entered into in the Ordinary Course);
(iv)    to the extent not otherwise disclosed under this Schedule 3.10(a), is a Contract with an OEM of aircraft;
(v)    is a Contract (A) pursuant to which any Intellectual Property was developed by the Company or a Company Subsidiary or by any third party on behalf of or for the benefit of the Company or a Company Subsidiary, including any joint development agreements, or (B) pursuant to which any Proceeding or threatened Proceeding regarding Intellectual Property was settled or otherwise resolved;
(vi)    is an Intellectual Property License;
(vii)    is a Contract relating to any acquisitions or dispositions of any material asset(s) by the Company or a Company Subsidiary other than purchases or sales of inventory or goods pursuant to purchase and sale orders in the Ordinary Course;
(viii)    is a lease of personal property, capital lease, license, installment or conditional sale agreement or other contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any personal property of the Company or any Company Subsidiary involving annual payments by the Company or any Company Subsidiary of greater than $100,000;
(ix)    is a Contract that is a partnership, joint venture, strategic alliance or limited liability company agreement to which the Company or any Company Subsidiary is a party;
(x)    is an agreement with (A) any officer or director of the Company or any Company Subsidiary or (B) any employee or independent contractor with annual compensation in excess of $150,000, in each case clauses (A)‑(B), other than any employment letter that sets forth the terms of an at-will employment arrangement;
(xi)    is a Contract that (A) restricts the Company or any Company Subsidiary from engaging, or competing with any Person, in any line of business in any geographic area, including any provision regarding exclusive dealing, (B) includes a most favored nation or other similar favored pricing provision or (C) includes a take-or-pay, take-and-pay or minimum purchase obligation;
(xii)    is an Affiliate Agreement;
(xiii)    is a Contract that relates to the acquisition or disposition of any business (whether by merger, sale of capital stock, sale of assets or otherwise) that was consummated by the Company or any Company Subsidiary since January 1, 2015, other than non-binding letters of intent;
(xiv)    is a Contract involving any capital expenditures by the Company or any Company Subsidiary in excess of $500,000 in the aggregate;
(xv)    is a Contract between the Company or a Company Subsidiary on the one hand and a Governmental Entity on the other in excess of $1,000,000 in the aggregate;
(xvi)    is a Contract evidencing any outstanding Indebtedness of the Company or any Company Subsidiary;
(xvii)    is a Contract relating to (A) an Aircraft Facility, (B) the ANZ Lease Arrangements, (C) the ACOTS Lease Arrangement or (D) the MRO Facility;
(xviii)    is a guarantee of any Indebtedness by the Company or any Company Subsidiary, or any liability or obligation of Seller or any of its Affiliates (other than the Company or any Company Subsidiary);
(xix)    is a Contract pursuant to which the Company or any Company Subsidiary has agreed to settle, waive or otherwise compromise any Proceeding and under which the Company or any Company Subsidiary has continuing obligations; and
(xx)    is a collective bargaining agreement (or similar labor Contract).
(b)    As of the date hereof, each Material Contract is in full force and effect in all material respects in accordance with its respective terms with respect to the Company and each Company Subsidiary and, to the Knowledge of the Company, each other party or parties thereto, assuming the due authorization, execution and delivery by such other party or parties, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. Except as set forth on Schedule 3.10(b), neither the Company nor any Company Subsidiary is in default under or in breach of, or in receipt as of the date hereof of any written notice of any default or breach under, any Material Contract in any material respect. To the Knowledge of the Company, the other party or parties to each Material Contract are not in default of the terms of such Material Contract. The Sellers, the Company or a Company Subsidiary has made available to Buyer complete copies of each written Material Contract, including all schedules, exhibits and amendments thereto (except as otherwise indicated on Schedule 3.10(b)).
(c)    The Company or a Company Subsidiary is a party to all Contracts that are necessary and sufficient to operate their respective businesses.
Section 3.11    Taxes.
(a)    All Tax Returns required to be filed by the Company and the Company Subsidiaries have been timely and duly filed (taking into account extensions properly obtained), and all such Tax Returns are true, complete and correct in all material respects. All Taxes (whether or not shown to be due on any Tax Return) have been timely paid.
(b)    The Company and the Company Subsidiaries have timely withheld (taking into account extensions properly obtained) and paid over all material Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee of the Company or the Company Subsidiaries, independent contractor, or other third party and properly reported all such amounts paid and Taxes withheld with respect thereto. Excluding payments to employees or former employees treated as compensation, amounts payable to Sellers pursuant to this agreement are not subject to withholding of any Taxes.
(c)    Neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return, which Tax Return has not been filed.
(d)    As of the date hereof, neither the Company nor any Company Subsidiary is being audited or examined by any Governmental Entity with respect to any Taxes, nor has the Company or any Company Subsidiary received any written notice of the institution of, or intent to institute, any such audit or examination.
(e)    No deficiencies for any Taxes have been asserted (assessed or proposed), in writing against the Company or any Company Subsidiary, and no waiver or extension of any statute of limitations which has been executed by the Company or any Company Subsidiary is in effect with respect to Taxes of the Company or any Company Subsidiary other than as a result of extending the due date of any Tax Return.
(f)    There are no Liens for Taxes, other than Taxes not yet due and payable up on the assets of the Company or any Company Subsidiary.
(g)    No claim has been made (or threatened) in writing in the past three (3) years by any Governmental Entity in a jurisdiction where the Company or a Company Subsidiary does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.
(h)    Neither the Company nor any Company Subsidiary is liable for Taxes of any other Person by operation of applicable Law or otherwise, or is currently under any contractual obligation to indemnify any Person with respect to Taxes, or is a party to any Tax sharing agreement or any other agreement providing for payments by the Company or any Company Subsidiary with respect to Taxes, provided, however that this Section 3.11(h) does not apply to Tax clauses in customary commercial contracts the main purpose of which does not relate to Taxes.
(i)    Neither the Company nor any Company Subsidiary has filed or has pending any ruling requests with any taxing authority, including any request to change any accounting method.
(j)    Neither the Company nor any Company Subsidiary has a taxable year end other than a calendar year end for U.S. federal income tax purposes.
(k)    The Company and each Company Subsidiary are in compliance in all material respects with all applicable transfer pricing Laws, including the execution and maintenance of the contemporaneous documentation substantiating its transfer pricing practices and methodology. The prices for any property or services (or for the use of any property) provided by or to the Company and each Company Subsidiary are arm’s length prices for purposes of the relevant transfer pricing Law, including Treasury Regulations promulgated under Section 482 of the Code.
(l)    Except as set forth on Schedule 3.11(l), neither the Company nor any Company Subsidiary is (i) a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law), (ii) a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign Law) or (iii) a “passive foreign investment company” within the meaning of Section 1297 of the Code.
(m)    Except as set forth on Schedule 3.11(m), neither the Company nor any Company Subsidiary has been a member of a consolidated, combined, unitary, VAT, group relief, tax sharing or other similar group within the previous three (3) years where such group includes a member other than the Company or any Company Subsidiary.
(n)    Except as set forth on Schedule 3.11(n), neither the Company nor any Company Subsidiary has made, or caused to be made, an election pursuant to Treasury Regulation Section 301.7701-3 for or on behalf of the Company or any Company Subsidiary to change the entity classification of such entity to be classified as anything other than a corporation for U.S. federal income tax purposes.
(o)    Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties set forth above in this Section 3.11 and in Section 3.14 shall constitute the sole and exclusive representations and warranties made by the Company with respect to Taxes, and no other representation or warranty contained in any other section of this Agreement shall be deemed to be made with respect to Taxes.
Section 3.12    Environmental Matters.
(a)    The Company and the Company Subsidiaries hold, and are in compliance in all material respects with, all Environmental Permits necessary for the Company’s and the Company Subsidiaries’ operations at the Leased Real Properties and the Owned Improvements.
(b)    The Company and each Company Subsidiary is, and since January 1, 2015 has been, in compliance with all Environmental Laws.
(c)    Neither the Company nor any Company Subsidiary is subject to any pending claim or has received written notice of any threatened claim (i) asserting violation of or liability under any provision of any Environmental Law or (ii) arising out of the ownership, use, control or operation by the Company or any Company Subsidiary of any facility, site, area or property from which there was a Release of any Hazardous Substance, in each case, which claim, if adversely resolved, would have a Material Adverse Effect.
(d)    There has been no Release of Hazardous Substances at, on, under or from the Leased Real Properties by the Company or any Company Subsidiary or, to the Knowledge of Company, by any other Person, or at or in the Owned Improvements that, in either case, requires notice to any Governmental Entity under any Environmental Laws, or for which investigation or remediation is required under any Environmental Laws.
(e)    The Company and the Company Subsidiaries do not own or operate any active or abandoned aboveground or underground storage tanks containing Hazardous Substances or regulated under Environmental Laws.
Section 3.13    Compliance with Laws; Permits.
(a)    Except as set forth on Schedule 3.13(a), the Company’s and each Company Subsidiary’s operation of their respective businesses are, and at all times since January 1, 2015, have been, in all material respects, in compliance with all Laws to which they are or were subject.
(b)    Schedule 3.13(b) sets forth a true and complete list as of the date hereof of all material Permits held by the Company or any Company Subsidiary. The Company and each Company Subsidiary owns or possesses all Permits that are necessary to enable it to carry on its operations as presently conducted or for the ownership and use of the assets owned or used by each of the Company and any Company Subsidiary in the conduct of its respective business as currently conducted.
(c)    All Permits are, and at all times since January 1, 2015 have been, valid and in full force and effect, the Company and each Company Subsidiary is, and at all times since January 1, 2015 has been, in compliance in all respects with the terms of the Permits, and to the Knowledge of the Company, no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such Permit.
Section 3.14    Company Benefit Plans.
(a)    Benefit Plans Generally. Schedule 3.14(a) sets forth a true and complete list as of the date hereof of all Benefit Plans (excluding employment agreements under $125,000), but excluding normal payroll practices, including the continuation of regular wage payments on account of vacation, holiday, jury duty or other like absence.
(b)    ERISA Plans. Neither the Company nor any Company Subsidiary sponsors, contributes to, is obligated to contribute to, or could reasonably be expected to have any liability with respect to, any “employee benefit plan” subject to ERISA or Section 401(a) of the Code.
(c)    Pension Plans. Except as set forth on Schedule 3.14(c), neither the Company nor any Company Subsidiary has any material liability with respect to any Benefit Plan that is a pension plan (as defined in Section 3(2) of ERISA) whether or not subject to ERISA.
(d)    Compliance. Each Benefit Plan complies in all material respects and has been administered in all material respects in accordance with all applicable Laws, and none of the Company, any Company Subsidiary nor any Benefit Plan has any liability with respect to each Benefit Plan other than for benefits or as accrued, and the Company and each Company Subsidiary has done whatever required to receive special tax treatment as applicable.
(e)    Contributions. To the Knowledge of the Company, each of the Company and each Company Subsidiary has made all payments and contributions to all Benefit Plans on a timely basis as required by the terms of each such Benefit Plan (and any insurance contract funding such plan) and any applicable Law.
(f)    Transaction Payments. No Benefit Plan provides for, as a result of any of the transactions contemplated by this Agreement (whether alone or in connection with other events), any payment of any amount of money or other property to, or the acceleration of or provision of any other rights or benefits to, any current or former officer, employee, independent contractor or director of the Company or any Company Subsidiary.
(g)    Retiree Benefits. None of the Benefit Plans promise retiree medical, disability or life insurance benefits to any current or former employee, consultant or director, except as required by Law.
(h)    Employees. Schedule 3.14(h) contains a correct and complete list of (a) all of the officers of the Company and each Company Subsidiary, specifying their position, annual rate of remuneration (excluding bonus compensation) and work location, respectively and (b) all of the employees (whether full-time, part-time or otherwise) of the Company and each Company Subsidiary as of the date hereof, specifying their position, annual rate of remuneration (excluding bonus compensation), status as full-time, part-time or otherwise, work location, accrued leave entitlements and length of service, respectively, and (c) all individuals serving as consultants and independent contractors of the Company and each Company Subsidiary specifying their consulting or other independent contractor fees, together with an appropriate notation next to the name of any officer or other employee on such list who is subject to any written employment agreement, enterprise agreement or any other document describing the terms or conditions of employment of the officer or employee. Except as set forth on Schedule 3.14(h), neither the Company nor any Company Subsidiary is a party to or bound by any employment agreement or enterprise agreement. The Company has provided to the Buyer complete copies of each employment agreement (or standard form thereof) or enterprise agreement to which the Company or any Company Subsidiary is a party, or by which any of them is otherwise bound. There is no existing material default or breach of the Company or any Company Subsidiary, as applicable, under any employment agreement or enterprise agreement (or event or condition that, with notice or lapse of time or both could constitute such a default or breach) and, to the Knowledge of the Company, there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any employment agreement or enterprise agreement. Neither the Company nor any Company Subsidiary has made any written commitments to any officer, employee, former employee, consultant or independent contractor of the Company or any Company Subsidiary with respect to remuneration, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated hereby or otherwise. As of the date hereof, to the Knowledge of the Company, no employee with an annual base salary of $100,000 or more has notified the Company or any Company Subsidiary that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement.
(i)    Compliance with Labor and Employment Laws. (A) There are no complaints, charges, proceedings, suits, actions or claims against the Company or any Company Subsidiaries pending or, to the Knowledge of the Company, threatened that could be brought or filed with the Fair Work Commission or any court based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any Company Subsidiaries, of any individual and (B) the Company and the Company’s Subsidiaries are in substantial compliance with all applicable Laws relating to the employment of labor, including all Laws relating to workplace relations, terms and conditions of employment, hiring, termination, wages, hours, leave entitlements, classification of employees, enterprise bargaining, discrimination, human rights, work health and safety, workers’ compensation, immigration, , privacy and the collection and payment of withholding and/or social security taxes and any similar Tax.
(j)    Collective Bargaining. Except as set forth on Schedule 3.14(j), neither the Company nor any Company Subsidiary is a party to, or bound by, any enterprise agreement or other contract with a union or registered employee association (within the meaning of the Fair Work Act 2009). Neither the Company nor any Company Subsidiary is subject to an industrial dispute, strike or work stoppage except as would not have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, there is no protected industrial action, either actual or threatened, arising out of enterprise agreement negotiations involving employees of the Company or any Company Subsidiary.
Section 3.15    Brokers. None of Buyer, the Company or any Company Subsidiary shall be obligated to pay or bear any brokerage, finder’s or other fee or commission to any broker, finder, accountant or investment banker in connection with the transactions contemplated by this Agreement or the Ancillary Documents based on arrangements made by or on behalf of the Sellers, the Company, any Company Subsidiary or any Affiliate or Representative of any such parties, and neither the Company nor any Company Subsidiary has entered into any such arrangement, in each case, other than Transaction Expenses taken into account in the Final Purchase Price.
Section 3.16    Insurance Policies. Schedule 3.16 sets forth a true and complete list as of the date hereof of all insurance policies (including without limitation policies providing property, casualty, liability, and workers’ compensation coverage, bond and surety arrangements), and specifies the type of coverage, the carrier and the expiration date of each such insurance policies, and all claims outstanding thereunder (except for claims arising in the Ordinary Course), carried by or for the benefit of the Company or any Company Subsidiary. The Company has made available to Buyer copies of all such insurance policies, together with all riders and amendments thereto. All such insurance policies are, as of the date hereof, in full force and effect in all material respects and neither the Company nor any Company Subsidiary is in material breach or material default thereunder. There is no claim by the Company or any Company Subsidiary under any such insurance policy as to which coverage has been denied or, to the Knowledge of the Company, disputed by the underwriters of any insurance policy. To the Knowledge of the Company, there is no threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such insurance policies.
Section 3.17    Customers and Suppliers.
(a)    Schedule 3.17(a) sets forth (i) a list of the twenty (20) largest customers (the “Material Customers”) and (ii) a list of the ten (10) largest suppliers (the “Material Suppliers”) from among all of the Company and the Company Subsidiaries, in each case as measured by the dollar amount of purchases therefrom or thereby, during the most recent fiscal year, showing the approximate total sales by the Company and the Company Subsidiaries to each such customer and the approximate total purchases by the Company and the Company Subsidiaries from each such supplier, during such period.
(b)    Except as set forth on Schedule 3.17(b), no Material Customer has (i) terminated or indicated in writing or, to the Knowledge of the Company, orally, that it intends to terminate or not renew its customer relationship with the Company or a Company Subsidiary, (ii) materially decreased the volume of goods or services it purchases from the Company or a Company Subsidiary or materially decreased the price it pays for such goods or services, other than in the Ordinary Course (e.g., due to the completion or wind-down of a customer project according to its specifications) or (iii) notified any Company or Company Subsidiary in writing of its intention to do any of the foregoing, during the preceding twelve (12)-month period.
(c)    Except as set forth on Schedule 3.17(c), no Material Supplier has (i) terminated its vendor relationship with the Company or a Company Subsidiary or materially increased the prices it charges or will charge the Company or a Company Subsidiary for the goods or services it provides (except as may be provided in the applicable Contract) or (ii) notified the Company or a Company Subsidiary in writing of its intention to do so, during the preceding twelve (12)-month period.
Section 3.18    Title to Personal Property.
(a)    The Company and each Company Subsidiary has good title to, or a valid interest in, all tangible personal property used in the conduct of its respective business, free and clear of all Liens, other than Permitted Liens, except for any such property disposed of since the date hereof in the Ordinary Course.
(b)    The Company and each Company Subsidiary owns or has valid rights to use all tangible and intangible assets and property that are necessary and sufficient to operate its respective business.
(c)    Except as would not reasonably be expected individually or in the aggregate to be material to the respective business of the Company or a Company Subsidiary, the material items of tangible personal property owned or leased by the Company and each Company Subsidiary (i) are in reasonably good operating condition and repair, Ordinary Course wear and tear excepted, and (ii) are reasonably adequate and suitable in all material respects for the purposes for which they are presently being used.
Section 3.19    Anti-Corruption; Sanctions; Export Controls; Import Controls, Anti-Boycott.
(a)    Since January 1, 2015, to the Knowledge of the Company and each Company Subsidiary, neither the Company nor any Company Subsidiary, nor to the Knowledge of the Company and each Company Subsidiary, none of their respective employees, contractors, Representatives, agents, consultants or distributors has, directly or indirectly, taken any action in violation of Australian anti-corruption Laws relating to the bribery of foreign public officials and relating to domestic bribery, the U.S. Foreign Corrupt Practices Act of 1977 or any commercial or public-sector anti-corruption or anti-bribery Law in any jurisdiction applicable to the Company or a Company Subsidiary (“Anticorruption Law”), including offering, paying, authorizing or ratifying any bribe, kickback, or other illegal payment or anything of value to obtain favorable treatment in obtaining or retaining business or otherwise to obtain special or improper treatment or concessions for the Company or a Company Subsidiary. The Company and each Company Subsidiary has properly recorded on its Financial Statements and not made any false or fictitious entries in its books and records relating to any offer, payment, promise to pay, or authorization of the payment of any money, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal payment. Neither the Company nor a Company Subsidiary, and to the Knowledge of the Company, none of their respective employees, contractors, Representatives, agents, consultants or distributors, are the subject of any allegation, voluntary disclosure, investigation, inquiry, complaint, prosecution, Proceeding or other enforcement action related to any Anticorruption Law.
(b)    Since January 1, 2015, neither the Company nor any Company Subsidiary, nor to the Knowledge of the Company and each Company Subsidiary, any of their respective employees, contractors, Representatives, agents, consultants or distributors has (i) been in violation of any Sanctions or has been designated under any Sanctions, or conducted any unlawful business or engaged unlawfully in making or receiving any contribution of goods, services or money to or for the benefit of any Person subject to any Sanctions, or in any country or territory subject to any Sanctions, (ii) been in violation of any Export Controls or Import Controls, been the subject of any allegation, voluntary disclosure, investigation, complaint, inquiry, prosecution or other enforcement action related to Export Controls or Import Controls or (iii) participated in or cooperated with, agreed to participate or cooperate with, or furnished discriminatory information about business relationships with, any Person subject to an Unsanctioned Boycott. Each of the Company and the Company Subsidiaries has filed all necessary boycott-related forms and reports with the US Departments of Commerce and Treasury.
Section 3.20    Warranties. There are no material Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary with respect to the quality of or absence of defects in any products or services offered or sold by the Company or any Company Subsidiary nor, to the Knowledge of the Company and the Company Subsidiaries, are there any facts relating to the quality of or absence of defects in such products or services which, if known by a potential claimant or Governmental Entity, would reasonably give rise to a material Proceeding. To the Knowledge of the Company and the Company Subsidiaries, there is no reason to believe that the percentage of warranty claims for products sold or services rendered by the Company and the Company Subsidiaries prior to the Closing Date will exceed historical levels. Schedule 3.20 sets forth complete and correct copies of the product and service warranties of the Company and each Company Subsidiary (or summaries in the case of oral warranties) with respect to the quality or absence of defects of its products or services which they have sold or performed since January 1, 2015 which are in force as of the date hereof.
Section 3.21    Products Liability. Each product manufactured, serviced, produced, distributed or sold by or on behalf of the Company or the Company Subsidiaries since January 1, 2015 was manufactured, serviced, produced, distributed or sold in material conformity with all contractual commitments and all applicable standard and implied warranties. Since January 1, 2015, neither the Company nor any Company Subsidiary has received any written notice relating to, nor to the Knowledge of the Company and the Company Subsidiaries, are there currently any facts or circumstances which could give rise to, any claim involving any product manufactured, serviced, produced, distributed or sold by or on behalf of the Company or the Company Subsidiaries resulting from an alleged defect in design, manufacture, materials or workmanship, or any alleged failure to warn, or from any breach of implied warranties or representations, other than notices or claims that have been settled or resolved by the Company or the Company Subsidiaries prior to the date of this Agreement.
Section 3.22    Affiliated Transactions. Except as set forth on Schedule 3.22, none of the Sellers, or any Affiliate or director, officer or employee of the Sellers and, to the Knowledge of the Company, any spouse or family member of any of the foregoing, (i) owns any direct or indirect interest of any kind in or controls any Person which is a supplier, customer, licensor, licensee or distributor of any of the Company or a Company Subsidiary, (ii) is a party to any Contract with the Company or a Company Subsidiary or by which the Company or a Company Subsidiary or any of their assets are bound or affected, (iii) owns any property or asset (tangible or intangible) used in the operation of the business of the Company or a Company Subsidiary or (iv) has been involved in the past one (1) year in any business arrangements or transactions with the Company or a Company Subsidiary.
Section 3.23    Bank Accounts. Schedule 3.23 contains a true, correct and complete list, as of the date hereof, of (i) each bank account maintained by the Company and each Company Subsidiary and (ii) each bank account maintained by the Sellers or any of their Affiliates (other than the Company and the Company Subsidiaries) for the collection of accounts receivable of the Company’s or each Company Subsidiary’s business. Schedule 3.23 also indicates whether any such bank accounts are “frozen” or similarly restricted as of the date of this Agreement.
Section 3.24    No Other Representations or Warranties. Except for the representations and warranties contained in this Article III and Article IV, or in any Ancillary Document, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or with respect to any other information provided to Buyer or its Representatives, and the Company and the Company Subsidiaries disclaim any other representations or warranties, whether made by the Company or any of its Affiliates, officers, directors, employees, agents or Representatives. Except for the representations and warranties contained in this Article III and Article IV, or in any Ancillary Document, neither the Company nor any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Buyer or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby and by the Ancillary Documents, or in respect of any other matter or thing whatsoever (electronic or otherwise) or otherwise in expectation of the transactions contemplated hereby and by the Ancillary Documents.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO EACH SELLING EQUITYHOLDER
On the terms and subject to the conditions of this Agreement and except as set forth in the Schedules, each Selling Equityholder as applicable to such Selling Equityholder hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:
Section 4.1    Organization. If Selling Equityholder is an entity, such Selling Equityholder is an entity duly incorporated or organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on in all material respects its business as conducted on the date hereof.
Section 4.2    Authorization. If Selling Equityholder is an entity, such Selling Equityholder has the requisite power and authority to execute and deliver this Agreement and the Ancillary Documents to which such Selling Equityholder is a party and to perform its obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby and such actions have been duly authorized by all necessary and reasonably advisable action on the part of such Selling Equityholder. If such Selling Equityholder is an individual, the execution and delivery by such Selling Equityholder of this Agreement and the Ancillary Documents to which such Selling Equityholder is a party and performance of his or her obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not require any consent from any spouse or family member of such Selling Equityholder. This Agreement has been, and the Ancillary Documents to which such Selling Equityholder is a party, when entered into by such Selling Equityholder will be, duly authorized, executed and delivered by such Selling Equityholder, and do or shall, as the case may be, when duly executed by all other parties thereto and delivered by such Selling Equityholder, constitute the legal, valid and binding obligations of such Selling Equityholder, enforceable against such Selling Equityholder in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.
Section 4.3    Title to Shares. With respect to each Seller, such Seller is the record and beneficial owner of its Shares as set forth on Schedule 3.3(a)(i). Such Seller has good title to such Shares, and such Shares are duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Liens, and will be transferred, assigned and sold to Buyer at the Closing. With respect to each Selling Optionholder, such Selling Optionholder is the record and beneficial owner of all its In-the-Money Vested Options as set forth on Schedule 3.3(a)(ii), and such Options will be transferred to Buyer at the Closing free and clear of all Liens.
Section 4.4    Consents; No Violations. Except as set forth on Schedule 4.4 and any declaration, filing, registration, notice, authorization, Consent, or approval required by Antitrust Law, the execution and delivery by such Selling Equityholder of this Agreement does not, and the execution and delivery of the Ancillary Documents to which such Selling Equityholder is a party will not, and the consummation of the transactions contemplated hereby and thereby will not, in each case (i) conflict with or result in any breach of any provision of the organizational documents of such Selling Equityholder, (ii) require any filing with, or the obtaining of any Consent of, any Governmental Entity by such Selling Equityholder, (iii) require any notice or Consent under, result in a default under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract, note, mortgage, other evidence of indebtedness, guarantee or agreement to which such Selling Equityholder is a party and by which such Selling Equityholder is bound, (iv) violate any Permit, Law or Judgment applicable to such Selling Equityholder or (v) result in the creation of any Liens other than any Permitted Liens, excluding from the foregoing clauses (i)‑(v), such conflicts, Consents, breaches, requirements, defaults, rights or violations that would not materially and adversely affect such Selling Equityholder’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Documents.
Section 4.5    Litigation. Except as would not materially and adversely affect such Selling Equityholder’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Documents: (a) there is no active investigation or review pending or, to the Knowledge of the Sellers and the knowledge of each other Selling Equityholder, threatened by any Governmental Entity with respect to such Selling Equityholder; (b) there are no Proceedings pending or, to the Knowledge of the Sellers and the knowledge of each other Selling Equityholder, threatened, against or affecting such Selling Equityholder, or any of its, his or her properties; and (c) there are no Judgments with respect to such Selling Equityholder.
Section 4.6    Brokers. None of Buyer, the Company or a Company Subsidiary shall be obligated to pay or bear any brokerage, finder’s or other fee or commission to any broker, finder, accountant or investment banker in connection with the transactions contemplated by this Agreement or the Ancillary Documents based on arrangements made by or on behalf of such Selling Equityholder, in each case, other than Transaction Expenses paid at Closing and taken into account in the Final Purchase Price.
Section 4.7    No Other Representations or Warranties. Except for the representations and warranties contained in Article III and this Article IV, or in any Ancillary Document, none of Selling Equityholders or any other Person on behalf of any Selling Equityholders, makes any other express or implied representation or warranty with respect to any Selling Equityholders or with respect to any other information provided to Buyer or its Representatives, and each Selling Equityholder disclaims any other representations or warranties, whether made by such Selling Equityholder or any of its Affiliates, officers, directors, employees, agents or Representatives. Except for the representations and warranties contained in Article III and this Article IV, or in any Ancillary Document, none of Selling Equityholders will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Buyer or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby and by the Ancillary Documents, or in respect of any other matter or thing whatsoever (electronic or otherwise) or otherwise in expectation of the transactions contemplated hereby and by the Ancillary Documents.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER
On the terms and subject to the conditions of this Agreement, Buyer hereby represents and warrants to Selling Equityholders as of the date hereof and as of the Closing Date as follows:
Section 5.1    Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on in all material respects its business as conducted on the date hereof.
Section 5.2    Authorization. Buyer has the requisite power and authority to execute and deliver this Agreement and the Ancillary Documents to which Buyer is a party and to perform its obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby and such actions have been duly authorized by all necessary and reasonably advisable action on the part of Buyer. This Agreement has been, and the Ancillary Documents to which Buyer is a party, when entered into by Buyer will be, duly authorized, executed and delivered by Buyer, and do or shall, as the case may be, when duly executed by all other parties thereto and delivered by Buyer, constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.
Section 5.3    Consents; No Violations. Except for any declaration, filing, registration, notice, authorization, Consent, or approval required by Antitrust Law, the execution and delivery by Buyer of this Agreement does not, and the execution and delivery of the Ancillary Documents to which Buyer is a party will not, and the consummation of the transactions contemplated hereby and thereby will not, in each case (a) conflict with or result in any breach of any provision of the organizational documents of Buyer, (b) require any Filing with, or the obtaining of any Consent of, any Governmental Entity by Buyer, (c) require any notice or Consent under, result in a default under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee or agreement to which Buyer is a party and by which Buyer is bound, (d) violate any Permit, Law or Judgment applicable to Buyer, or (e) result in the creation of any Liens other than Permitted Liens, excluding from the foregoing clauses (a)‑(e), such conflicts, breaches, requirements, defaults, rights or violations that would not materially and adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Documents.
Section 5.4    Litigation. Except as would not materially and adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Documents: (a) there is no active investigation or review pending or, to the knowledge of Buyer, threatened by any Governmental Entity with respect to Buyer; (b) there are no Proceedings pending or, to the knowledge of Buyer, threatened, against or affecting Buyer, or any of its properties; and (c) there are no Judgments with respect to Buyer.
Section 5.5    Financial Capability. Buyer has and at all times until Closing will have sufficient cash on hand to pay the full consideration payable to Selling Equityholders hereunder, to make all other payments required by Buyer in connection with the transactions contemplated hereby (including the payment of the Purchase Price and any other amounts required to be paid pursuant to Article II), to pay for one-half of the R&W Insurance Policy and to pay all fees and expenses related to any of the foregoing that are the responsibility of Buyer pursuant to the terms hereof. Buyer acknowledges and agrees that its obligations under this Agreement, including its obligation to consummate the transactions contemplated hereby, are not contingent upon its ability to obtain any financing.
Section 5.6    Solvency. Immediately after the consummation of the transactions contemplated hereby, including (a) the payment of the Purchase Price and any other amounts required to be paid pursuant to Article II, and (b) the payment of all fees and expenses and other payment obligations required to be paid or satisfied by Buyer in connection with the transactions contemplated hereby, each of Buyer and its Subsidiaries, including the Company and the Company Subsidiaries, shall be solvent and shall (i) be able to pay its debts as they become due, (ii) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) and (iii) have adequate capital to carry on its business. No transfer of property is being made by Buyer and no obligation is being incurred in connection with the transactions contemplated hereby by Buyer with the intent to hinder, delay or defraud present creditors of Buyer or any of its Subsidiaries. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.
Section 5.7    Brokers. None of the Company, any Company Subsidiary or any Selling Equityholder shall be directly or indirectly obligated to pay or bear any brokerage, finder’s or other fee or commission to any broker, accountant, finder or investment banker in connection with the transactions contemplated by this Agreement or the Ancillary Documents based on arrangements made by or on behalf of Buyer.
Section 5.8    Accredited Investor; Independent Review. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of investments such as the Shares as contemplated hereunder. Buyer has conducted its own independent review and analysis of the Company and each Company Subsidiary, and their respective business, assets, condition (financial or otherwise), results of operations and prospects, and, based thereon, has formed an independent judgment concerning such business, assets, condition, operations and prospects. Buyer and its Representatives have been provided adequate access to the properties, premises and records of the Company and each Company Subsidiary for the purpose of such review and analysis. In entering into this Agreement, Buyer has relied exclusively upon its own investigation and analysis and only those representations and warranties of the Company and Selling Equityholders expressly contained in Article III and Article IV herein. Buyer has (a) had adequate opportunity to visit with the Company and each Company Subsidiary and meet with their respective Representatives to discuss the Company and each Company Subsidiary, and their respective business, assets, condition (financial or otherwise), results of operations and prospects, and (b) received, to its full and complete satisfaction, all materials and information requested by Buyer or its Representatives and has been afforded adequate opportunity to obtain any additional information necessary to verify the accuracy of any such materials or information or of any representation or warranty made by the Company or Selling Equityholders herein or to otherwise evaluate the merits of the transactions contemplated hereby. The Company and Selling Equityholders have answered to Buyer’s full and complete satisfaction all inquiries that Buyer and its Representatives have made concerning the business, assets, condition (financial or otherwise), results of operations and prospects of the Company and each Company Subsidiary or otherwise relating to the transactions contemplated hereby. Except for the specific representations and warranties expressly made by the Company in Article III and Selling Equityholders in Article IV, none of the Company, any Company Subsidiary, any Selling Equityholder, any of their respective Affiliates or any Representatives of any of the foregoing has made any representation or warranty, either express or implied, as to the accuracy or completeness of any information provided or made available to Buyer or its Representatives prior to the date hereof or any other information that is not included in this Agreement or the Exhibits or Schedules attached hereto, and none of the Company, any Company Subsidiary, any Selling Equityholder, any of their respective Affiliates, any Representatives of any of the foregoing or any other Person shall have or be subject to any liability or responsibility whatsoever to Buyer or any of its Affiliates or any other Person on any basis (including in contract or tort, under federal or state securities Laws or otherwise) resulting from the distribution of any such information to, or use of any such information by, Buyer or any of its Affiliates or any Representatives of any of the foregoing, or otherwise based upon any such information.
Section 5.9    Condition of the Business.
(a)    Except for the specific representations and warranties expressly made by the Company in Article III and Selling Equityholders in Article IV as further limited by the specifically bargained-for exclusive remedies as set forth in Section 2.5, Section 11.10 and Article X of this Agreement, and in any Ancillary Document, Buyer acknowledges and agrees that (i) the Company and Selling Equityholders are not making and have not made any representation or warranty, expressed or implied, at law or in equity, in respect of Selling Equityholders, the Company and Company Subsidiaries or any of their respective businesses, assets, liabilities, operations, prospects or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business of the Company and Company Subsidiaries, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Company and Company Subsidiaries furnished to Buyer or its Representatives or made available to Buyer and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby or by the Ancillary Documents, or in respect of any other matter or thing whatsoever, and (ii) no officer, director, manager, stockholder, agent, Affiliate, advisor, Representative or employee of Selling Equityholders or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided.
(b)    Other than the specific representations and warranties expressly set forth in Article III and Article IV as further limited by the specifically bargained-for exclusive remedies as set forth in Section 2.5, Section 11.10 and Article X of this Agreement, and in any Ancillary Document, Buyer specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company and Selling Equityholders have specifically disclaimed and do hereby specifically disclaim, and shall not have or be subject to any liability for reliance on, any such other representation or warranty made by any Person. Buyer specifically waives any obligation or duty by the Company or Selling Equityholders to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties expressly set forth in Article III and Article IV and disclaims reliance on any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties set forth in Article III and Article IV, respectively.
(c)    Buyer is acquiring the Company subject only to the specific representations and warranties expressly set forth in Article III and Article IV as further limited by the specifically bargained-for exclusive remedies as set forth in Section 2.5, Section 11.10 and Article X of this Agreement.
Section 5.10    No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, or in any Ancillary Document, neither Buyer nor any other Person on behalf of Buyer, makes any other express or implied representation or warranty with respect to Buyer or with respect to any other information provided to Selling Equityholders or their respective Representatives, and Buyer disclaims any other representations or warranties, whether made by Buyer or any of its respective Affiliates, officers, directors, employees, agents or Representatives.
ARTICLE VI

COVENANTS
Section 6.1    Conduct of Business.
(a)    During the period from the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as otherwise expressly contemplated by this Agreement, listed on Schedule 6.1 or as consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company agrees that it shall use reasonable efforts to, and shall use reasonable efforts to cause the Company Subsidiaries to, and each Seller agrees that it shall use reasonable efforts to cause the Company and the Company Subsidiaries to, (a) conduct their respective businesses in the Ordinary Course in all material respects and (b) maintain, preserve and retain in all material respects present commercial relationships with those suppliers or vendors, and present relationships with those employees and independent contractors, in each case, that are material to the Company and the Company Subsidiaries; provided, however, that any action taken or failed to be taken in order to comply with any of the provisions of Section 6.1(b) shall not constitute a breach under this Section 6.1(a) unless such action or failure to take action would constitute a breach of Section 6.1(b).
(b)    Without limiting the foregoing, during the period from the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as otherwise expressly contemplated by this Agreement, listed on Schedule 6.1 or as consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company agrees that it shall not and shall use all reasonable efforts to cause the Company Subsidiaries to not, and each Seller agrees that it shall use reasonable efforts to cause the Company and the Company Subsidiaries to not, do any of the following:
(i)    amend its certificate of incorporation, articles of incorporation, by-laws, articles of organization, certificate of formation, limited liability company agreement, joint venture agreement or other similar or equivalent organizational documents;
(ii)    issue, deliver, sell, transfer, pledge, encumber, grant or dispose of (A) any shares of capital stock or other equity interests of the Company or any Company Subsidiary or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company or any Company Subsidiary to issue, deliver, sell, transfer, pledge, encumber, grant or dispose of any capital stock or other equity interests of the Company or any Company Subsidiary;
(iii)     (A) incur any Indebtedness, or amend any Contract governing Indebtedness, other than in the Ordinary Course of Business or (B) enter into, borrow under or otherwise become further indebted under any Aircraft Facility, the ANZ Lease Arrangements, the ACOTS Lease Arrangement or the MRO Facility, or amend any Aircraft Facility, ANZ Lease Arrangements, ACOTS Lease Arrangement or the MRO Facility;
(iv)    adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, merger, consolidation or recapitalization;
(v)    sell, mortgage, deed in trust, encumber, license or otherwise transfer or dispose of any (A) Aircraft Inventory, other than as required pursuant to the terms of Contracts in effect as of the date of this Agreement (as such terms exist as of the date of this Agreement) or (B) material property or assets;
(vi)    enter into or consummate any transaction involving the acquisition of any material business, stock, assets or other properties of any other Person;
(vii)    (A) enter into any collective bargaining agreement with any labor organization or union, (B) enter into any employment agreement providing an employee with an annual base salary in excess of $100,000 or terminate any employee with an annual base salary in excess of $100,000 or (C) except as required by Law, (x) grant any increase in the base compensation of, or pay any bonuses, benefits or other direct or indirect compensation to, any of its officers, directors or employees outside of the Ordinary Course, or (y) increase the coverage or benefits available under any (or create any new) Benefit Plan, or otherwise modify or amend or terminate any such Benefit Plan;
(viii)    other than in the Ordinary Course of their respective businesses, enter into any Contract that would be required to be listed as a Material Contract if such Contract were in effect on the date hereof or amend, modify, cancel or waive any rights under any Material Contract;
(ix)    (A) subject to any Lien or otherwise dispose of or encumber the Leased Real Property or Subleased Real Property, (B) terminate, modify, amend or exercise any option to extend a Lease Document or Sublease, or enter into any lease or sublease that would be a Lease Document or Sublease if in existence as of the date hereof, or (C) fail to maintain in the Ordinary Course and in accordance with the Lease Documents the Leased Real Property, Subleased Real Property, and Owned Improvements;
(x)    mortgage, pledge or subject to Liens, other than Permitted Liens, any material assets or properties of the Company or any Company Subsidiary;
(xi)    cancel, waive, release, settle or compromise, or offer to cancel, waive, release, settle or compromise any material Proceeding to which the Company or any Company Subsidiary is a party, except where the amount paid in settlement or compromise does not exceed the amount of any reserves reflected on the Financial Statements in respect of such Proceeding, as long as such settlement or compromise does not impose any equitable relief on, involves only monetary damages payable by, includes an unconditional release of and does not include any statement as to or any admission of fault, culpability or failure to act by the Company or any Company Subsidiary;
(xii)    make any changes in any accounting methods, principles or practices;
(xiii)    make, change or revoke any material Tax election, adopt or change any material method of Tax accounting, policy or practice, except as required by applicable Laws, enter into any closing agreement or other agreement in respect of Taxes, file any request for rulings or special Tax incentives, file any material amended Tax Return, settle or compromise any material Tax claim, refund or assessment it being understood that $300,000 shall be deemed to be material for the purposes of Section 6.1(b)(xiii);
(xiv)    make any capital expenditures in excess of $100,000 in the aggregate, except to the extent provided in and in accordance with the capital expenditure budget made available to Buyer prior to the date hereof; or
(xv)    agree, whether in writing or otherwise, to do any of the foregoing.
(c)    Notwithstanding the foregoing, Buyer shall not be entitled to assert that a breach of this Section 6.1 caused the failure of the condition in Section 7.3(b) to be satisfied unless such breach shall not have been cured within thirty (30) days after written notice (describing such breach in reasonable detail) from Buyer alleging such breach is received by Sellers or such breach, by its nature, cannot be cured prior to such thirty (30) day period; provided, however that in any event such breach must be cured as of the Closing.
Section 6.2    Reasonable Efforts; Consents.
(a)    From the date hereof until the earlier of the Closing or the termination of this Agreement, each of the Parties shall cooperate, and use their respective reasonable efforts to take, or cause to be taken (including, with respect to Sellers, by the Company or any Company Subsidiary), all action, and to do, or cause to be done (including, with respect to Sellers, by the Company or any Company Subsidiary), all things necessary to consummate, or required as a result of or in connection with, the transactions contemplated hereby as promptly as practicable after the date hereof, including obtaining all Consents of Governmental Entities and other third parties necessary to consummate, or required as a result of or in connection with, the transactions contemplated hereby; provided that in no event shall either Seller be required to, or be required to cause the Company or any Company Subsidiary to, pay any fee, penalty or other consideration to obtain any Consent required under any Contract for the consummation of the transactions contemplated hereby. In addition to the foregoing, Buyer agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Entity or other third party whose Consent is sought in connection with the transactions contemplated hereby. Subject to compliance with Sellers’ covenants contained herein, neither Seller shall have any liability to Buyer or any other Buyer Indemnified Party arising out of or relating to the failure of such Seller to obtain any such Consent prior to the Closing. Without limiting the generality of the foregoing, from time to time after the Closing Date, each of the Parties shall, and shall cause its Affiliates to, at the sole cost and expense of the requesting party, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may reasonably be necessary to appropriately consummate or give effect to the transactions contemplated hereby. For the avoidance of doubt, no Seller shall be required to pay any money in relation to obtaining any such Consent.
(b)    Without limiting the generality of the foregoing, Buyer and Sellers will promptly after the date hereof make any filings with any Governmental Entity regarding Antitrust Law that are necessary to consummate the transactions contemplated hereby (the “Antitrust Filings”). Each Party will promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any Antitrust Filing. In connection with any communications, meetings, or other contacts, formal or informal, oral or written, with any Governmental Entity regarding matters of Antitrust Law in connection with the transactions contemplated by this Agreement or any such declaration, filing, registration, notice, authorization, Consent, or approval, each Party will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates or any of its or their Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, each Party will promptly notify the other of the receipt and content of any inquiries or requests for additional information made by any Governmental Entity in connection therewith and will promptly provide the other with a description of the information provided to any Governmental Entity with respect to any such inquiry or request. In addition, each Party will keep the other apprised on a prompt basis of the status of any such inquiry or request. No Party shall acquire by purchase, merger or consolidation any business or Person if the taking of such action could reasonably be expected to adversely affect the approval of any Governmental Entity of any of the Antitrust Filings.
(c)    Sellers acknowledge and agree that Buyer’s efforts with respect to Antitrust Filings under this Section 6.2 shall in no event require Buyer or any of its Affiliates to take any of the following actions: (i) instituting, contesting, defending or otherwise engaging in any Proceeding with respect to any Proceeding that is instituted or threatened challenging the transactions contemplated by this Agreement as violating any Antitrust Law or any Judgment that is entered, enforced, or attempted to be entered or enforced by any Governmental Entity that would make the transactions contemplated by this Agreement illegal or otherwise delay or prohibit the consummation of the transactions contemplated by this Agreement or (ii) proffering and consenting to any Judgment providing for the sale or other disposition, or the holding separate, of particular assets, categories of assets or lines of business, of either assets or lines of business of the Company or any Company Subsidiary or of any other assets or lines of business of Buyer or any of its Affiliates in order to remedy any concerns that any Governmental Entity may have, or proffering and consenting to any other restriction, prohibition or limitation on any of the assets or business of the Company or any Company Subsidiary, Buyer or any of Buyer’s Affiliates, in order to remedy any such concerns.
Section 6.3    Public Announcements. Neither Buyer nor Selling Equityholders shall, and each Party shall cause its Affiliates not to, make or issue any press release or otherwise make any public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned, unless disclosure is (a) required by Law, including federal securities laws, or the applicable rules of any securities exchange or any listing agreement, or (b) consistent with disclosure previously made in accordance with, or was permitted by, this Section 6.3; provided that, to the extent required by Law or applicable securities exchange rule or regulation, the Party or Selling Equityholder required to make such release or announcement shall, to the extent reasonably practicable under the circumstances, consult with the other Party with respect to the timing and content thereof.
Section 6.4    Tax Matters.
(a)    Tax Returns. Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Company and each Company Subsidiary for all periods that have not yet been filed and are required to be filed after the Closing Date. Not less than five (5) days prior to the filing of any Tax Return prepared pursuant to this Section 6.4(a), subject to the limitations in Article X (including Section 10.3(b)), Buyer shall be entitled to receive from the Sellers an amount equal to the Pre-Closing Taxes required to be paid in connection with such Tax Returns (to the extent such amount is not reflected as a Current Liability in the calculation of the Working Capital as finally determined pursuant to Section 2.5). Buyer shall prepare Tax Returns for Straddle Periods and taxable periods ending on or prior to the Closing Date consistent with past practices of each of the Company and each Company Subsidiary, except as otherwise required by Law. Without limiting any rights to indemnification therefor, Buyer shall cause any amounts shown to be due on such Tax Returns to be timely remitted to the applicable Governmental Entity no later than the date on which such Taxes are due (taking into account extensions properly obtained).
(b)    Other Tax Refunds. Buyer shall pay to Sellers any refunds of Taxes of the Company or any Company Subsidiary that relate to a Pre-Closing Tax Period, other than any refunds that are attributable to a carryback of net operating losses, capital losses or other Tax attributes attributable to a Tax period or portion thereof beginning after the Closing Date. Buyer shall use commercially reasonable efforts to pursue any claims for such refunds of the Company or any Company Subsidiary pending as of the Closing Date. Buyer shall make payment of any such refunds described in this Section 6.4(b), net of any reasonable costs incurred by Buyer, the Company or any Company Subsidiary in obtaining such refunds, to Sellers within five (5) Business Days of receipt of the refund. If, in lieu of receiving any such refund, the Company or any Company Subsidiary reduces a Tax liability with respect to a Tax period or portion thereof beginning after the Closing Date or increases a Tax asset that can be carried forward to such a Tax period or portion thereof, Buyer shall promptly pay or cause to be paid to Sellers the amount of such reduction in Tax liability or the amount of any benefit resulting from such increase in Tax Asset, as the case may be.
(c)    Allocation of Taxes. The portion of any Taxes with respect to a Straddle Period that, for the purposes of this Agreement, are allocable to the Pre-Closing Tax Period are:
(i)    in the case of Taxes that are either (A) based upon or related to income or receipts or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), other than conveyances pursuant to this Agreement, deemed equal to the amount which would be payable if the taxable year or other period ended on (and included) the Closing Date; and
(ii)    in the case of Taxes imposed on a periodic basis with respect to the assets of the Company or Company Subsidiaries or otherwise measured by the level of any item, the product of (A) the amount of such Taxes for the entire period, and (B) a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.
Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this Section 6.4(c) taking into account the type of the Tax to which the refund relates. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 6.4(c) shall be computed by reference to the level of such items on the Closing Date.
(d)    Amendment of Tax Returns. Neither Buyer nor any of its Affiliates shall amend, refile, revoke or otherwise modify or file any Tax Return or Tax election of the Company or any Company Subsidiary with respect to a Pre-Closing Tax Period without the prior written consent of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.
(e)    Certain Taxes. All Transfer Taxes (including any penalties and interest) incurred in connection with this Agreement shall be paid fifty percent (50%) by Buyer, on the one hand, and fifty percent (50%) by the Selling Equityholders, severally (but not jointly and severally), on the other hand, when due. Except as set forth below, Buyer will, at the Selling Equityholders’ expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, each Selling Equityholder will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Where the Selling Equityholders are required by Law or the administration thereof to collect, report and remit applicable Transfer Taxes, the Selling Equityholders shall cause the relevant Tax Returns to be filed, and within five (5) days of the filing of any such Tax Return, pay the Transfer Taxes reported on such Tax Return provide copies of any such Tax Returns and other documentation to Buyer. Buyer and the Selling Equityholders shall render each other all requested assistance so that each can report and remit such Transfer Taxes.
(f)    Cooperation on Tax Matters. Buyer and the Sellers shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns pursuant to this Section 6.4 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. In addition, Buyer and the Sellers agree to cooperate in good faith in obtaining any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed by the transactions contemplated hereby.
(g)    Preservation of Records. Except as otherwise provided in this Agreement, Buyer agrees that it shall, and shall cause the Company and each Company Subsidiary to, (i) preserve and keep the records (including all Tax and accounting records) of the Company and each Company Subsidiary for a period of seven (7) years from the Closing, or for any longer periods as may be required by any Governmental Entity or ongoing litigation, and (ii) upon reasonable advance notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, make such records available to each Seller as may be reasonably required by such Seller, solely to the extent necessary in connection with (A) the institution or defense of any pending or threatened claim, lawsuit, investigation or proceeding, (B) Tax Returns, audits or other proceedings under the Code or (C) compliance with Laws and legal process. For the avoidance of doubt, the provisions of Section 6.11(c) shall apply to any books and records made available under this Section 6.4(g). Notwithstanding anything to the contrary set forth in this Section 6.4(g), neither Buyer, the Company nor any Company Subsidiary shall be required to disclose to any Seller any books, records or documents (x) if doing so would violate any Contract, fiduciary duty or Law to which the disclosing party is a party or is subject, (y) if the disclosing party reasonably determines that doing so would result in the loss of the ability to successfully assert attorney-client and work product privileges or (z) in connection with any Proceeding between Buyer and its Affiliates, on the one hand, and the Sellers and their Affiliates, on the other hand.
Section 6.5    Directors’ and Officers’ Indemnification.
(a)    Buyer agrees that (i) the governing documents of the Company and each Company Subsidiary immediately after the Closing shall contain provisions with respect to indemnification, exculpation from liability and advancement of expenses that are at least as favorable to the beneficiaries of such provisions as those provisions that are set forth in the governing documents of the Company and such Company Subsidiary, respectively, immediately prior to the Closing, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Closing in any manner that would adversely affect the rights thereunder of Persons who at or prior to the Closing were directors or officers of the Company or any Company Subsidiary, unless such modification is required by Law and (ii) all rights to indemnification as provided in any indemnification agreements with any current or former directors or officers of the Company or any Company Subsidiary as in effect as of the date hereof with respect to matters occurring at or prior to the Closing shall survive the Closing.
(b)    The Company will, at the sole expense of the Sellers, obtain at the Closing, or cause the Company and the Company Subsidiaries to obtain at the Closing, a “tail” policy (the “D&O Tail Policy”) providing directors’ and officers’ liability coverage for a period of six (6) years following the Closing Date and miscellaneous professional liability insurance (including employment practice liability insurance and fiduciary liability insurance) for a period of three (3) years following the Closing Date, in each case, for the benefit of the directors and officers of the Company and each Company Subsidiary and with terms and conditions substantially similar to the insurance coverage as of the date hereof. The amount payable under this Section 6.5(b) for the D&O Tail Policy (including any broker’s, agent’s, underwriter’s or other costs, expenses or fees associated therewith) shall be referred to as the “Tail Premium.” Buyer shall, and shall cause the Company and each Company Subsidiary, as applicable, to maintain such “tail” coverage in full force and effect for the aforementioned term, and continue to honor the obligations thereunder.
(c)    In the event Buyer or the Company or any of the Company Subsidiaries (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer shall ensure that proper provisions shall be made so that such continuing or surviving entity or transferee of such assets, as the case may be, assumes the obligations set forth in this Section 6.5.
(d)    This Section 6.5, which shall survive the Closing and shall continue for the periods specified herein, is intended to benefit any Person (and their respective heirs, successors and assigns) referenced in this Section 6.5 or indemnified hereunder, each of whom may enforce the provisions of this Section 6.5 (whether or not they are Parties).
Section 6.6    Termination of Management Incentive Plan. Without limiting Section 2.4, the Company shall take all actions necessary to terminate the Management Incentive Plan as of the Closing and to ensure that neither the Company nor any of the Company Subsidiaries will, at the Closing, be bound by any options, stock appreciation rights, warrants, restricted stock rights, restricted stock units, phantom equity awards or other rights or agreements which would entitle any Person, other than Buyer and its Subsidiaries, to own any equity interests in the Company or any Company Subsidiary or to receive any payment in respect thereof.
Section 6.7    Seller Credit Support Instruments.
(a)    Buyer shall use all reasonable efforts to cause each Selling Equityholder and its Affiliates to be unconditionally released as of the Closing from the letters of credit set forth on Schedule 6.7 (the “Seller Credit Support Instruments”), pursuant to one or more written release agreements, each in a form reasonably satisfactory to Buyer and such Selling Equityholder or such Affiliate and, if applicable, Buyer shall enter into a reasonable replacement guarantee or similar arrangement in favor of any third party that is a beneficiary of such Seller Credit Support Instrument. The Selling Equityholders and their Affiliates shall cooperate with Buyer as reasonably necessary to arrange for such release agreements, replacement guarantees or similar arrangements. Each such release agreement shall provide for Buyer or one of its Affiliates to assume and to become solely responsible for any and all liabilities, guarantees, covenants, obligations, costs and payments associated with the underlying agreement or obligations.
(b)    In the event Buyer is unable to cause that certain letter of credit issued by DNB Bank ASA (the “Issuer”) by order of SEACOR Holdings Inc. in favor of GE Commercial Australasia Pty Ltd.  (the “Letter of Credit”) to be unconditionally released as of the Closing, Buyer shall deliver, or cause to be delivered at Closing, to an account maintained by the Issuer that is designated in writing by or on behalf of Sellers at least three (3) Business Days prior to Closing, an amount in cash equal to the lesser of (i) the total amount available to be drawn on the Letter of Credit and (ii) USD 6,500,000.00,  in order to cash collateralize the Letter of Credit at Closing (such that the Issuer will first use such cash to satisfy the reimbursement obligations of SEACOR Holdings Inc. under the Letter of Credit), such cash collateralization to occur pursuant to documentation reasonably requested by the Issuer that limits application of such collateral to the obligations in respect of the Letter of Credit (the “LC Cash Collateralization Amount”).  In the event the Issuer does not agree to the foregoing as of Closing, Buyer shall fund an escrow account at a financial institution as of Closing with the LC Cash Collateralization Amount, which shall, pursuant to joint written instruction by the Parties, be paid to SEACOR Holdings Inc. as and to the extent necessary to satisfy its obligations to the Issuer with respect to the Letter of Credit. The Parties agree that, notwithstanding anything in this Agreement to the contrary, the LC Cash Collateralization Amount shall not be deemed to be “Cash and Cash Equivalents” for purposes of Article II hereof.
Section 6.8    Access to Information; Access to Customers and Suppliers.
(a)    From the date hereof until the earlier of the Closing or the termination of this Agreement, each Seller shall, and shall cause the Company and each Company Subsidiary, to afford to Buyer and its Representatives reasonable access, upon reasonable advance notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to all of the properties, including the Leased Real Properties (including for the purpose of performing any non-invasive, Phase 1 environmental investigations as Buyer may desire), assets (including any owned or leased aircraft for the purpose of conducting an aircraft inspection and records condition surveys at a location mutually agreed upon by Seller Representative and Buyer), books, Contracts, commitments, personnel and records of the Company and the Company Subsidiaries as Buyer shall reasonably request; provided that Buyer shall not undertake any invasive environmental investigation or testing without Sellers’ prior consent (or the consent of the relevant Landlord of any Leased Property, if required).
(b)    From the date hereof until the earlier of the Closing or the termination of this Agreement, each Seller shall, and shall cause the Company and each Company Subsidiary, to afford to Buyer and its Representatives reasonable access (which shall include making proper introduction), upon reasonable advance notice, to the customers and suppliers set forth on Schedule 6.8; provided, however, that no such access shall occur without a Representative designated by the Sellers present (or such presence being waived by the Sellers).
(c)    For the avoidance of doubt, any information disclosed under this Section 6.8 will remain confidential between the Parties until Closing occurs.
Section 6.9    Release. Effective as of the Closing, each of the Selling Equityholders, for itself and on behalf of its Affiliates (excluding the Company and the Company Subsidiaries), hereby releases and forever discharges the Company and each Company Subsidiary, and each officer, director, manager, employee, Representative and agent of any of the foregoing, from liability for any and all claims for Losses, of whatever kind or nature, in law or equity, known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, whichever have or may have existed, or which do exist, that may now or hereafter at any time be made or brought against any such Person or individual by or on behalf of such Selling Equityholder arising out of, relating to or in respect of any period on or prior to the Closing. For the avoidance of doubt, nothing in this Section 6.9 alters or otherwise limits any rights that the Selling Equityholders have (a) pursuant to this Agreement or (b) for compensation, benefits or claims for reimbursement and other employment related benefits, in each case, accrued in the Ordinary Course as of the Closing owed by Company or any Company Subsidiary.
Section 6.10    Affiliate Agreements. The Sellers shall cause all Affiliate Agreements with respect to which there could be further or continuing liability or obligation on the part of Buyer or any of its Affiliates (including, after the Closing, the Company or any Company Subsidiary), to be terminated prior to or as of the Closing without any further or continuing liability on the part of Buyer or any of its Affiliates (including, after the Closing, the Company or any Company Subsidiary).
Section 6.11    Restrictive Covenants.
(a)    Each of the Sellers agrees that for a period of three (3) years from and after the Closing Date (such period the “Restricted Period”), that it shall not, and shall cause its Affiliates not to, directly or indirectly, whether as principal, partner, officer, director, employee, consultant, manager, member or stockholder, own, manage, operate, participate in, control or acquire more than five percent (5%) of (or the right to acquire more than five percent (5%) of) any class of voting securities of, perform services for or otherwise carry on or engage in, a business that competes with the Acquired Business in Australia, New-Zealand, Hong Kong, China, India, Indonesia, Malaysia, Philippines, Singapore, Thailand and United Arab Emirates. Nothing in this Section 6.11 shall (i) bind any direct or indirect portfolio company or non-controlled subsidiary of any Seller or (ii) prevent either Seller or any Affiliate thereof from performing services for, from carrying on or being engaged or invested in (directly or indirectly) any business which either Seller or any Affiliates thereof are performing services for, carrying on, or are engaged or invested in (directly or indirectly) on the date of this Agreement, provided that, except with respect to the joint ventures listed on Schedule 6.11(a), such Seller or the applicable Affiliate does not expand such existing business to be competitive with the Acquired Business.
(b)    During the applicable Restricted Period, each Seller agrees that, without the consent of Buyer, it shall not, and shall cause its Affiliates not to, directly or indirectly, hire, solicit to (or assist or encourage others to) hire, or in any way interfere with the employment relationship of any individual who is an employee of the Company or any Company Subsidiary in connection with the Acquired Business or who was employed by the Company or any Company Subsidiary in connection with the Acquired Business on the Closing Date. Notwithstanding the foregoing, the Selling Equityholders shall not be precluded from (i) engaging in general solicitations or advertising for personnel, including advertisements and searches conducted by a headhunter agency; provided that such solicitation, advertising or searches are not directed in any way at the employees of the Company or any Company Subsidiary or (ii) hiring or soliciting any employee who is no longer employed by the Company so long as one-hundred and eighty (180) days have passed since the cessation of such employee’s employment by the Company or any Company Subsidiary.
(c)    From and after the Closing until the first (1st) anniversary of the Closing Date, each of the Sellers shall, and shall cause its Affiliates to, keep confidential and not use or disclose any and all Business Confidential Information that remains in or comes into his, her or its possession after the Closing. The foregoing shall not preclude the Sellers and the foregoing Persons from (i) disclosing such Business Confidential Information if compelled to disclose the same by judicial or administrative process or by other requirements of Law (subject to the following sentence), (ii) discussing or using such Business Confidential Information if the same hereafter is in the public domain (other than as a result of a breach of this Section 6.11(c)) or (iii) discussing or using such Business Confidential Information if the same is acquired from a Person that is not, to such Person’s knowledge, after reasonable inquiry, under an obligation to keep such information confidential. If any Seller is requested or required (by oral questions, interrogatories, requests for information or documents in legal, administrative, arbitration or other formal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such Business Confidential Information, such Seller, as applicable, shall promptly notify Buyer of any such request or requirement so that Buyer may seek, at its own expense, a protective order or other appropriate remedy or waive compliance with the provisions of this Section 6.11(c). If, in the absence of a protective order or other remedy or the receipt of a waiver by Buyer, any Seller is required to disclose such Business Confidential Information, such Seller, without liability hereunder, may disclose that portion of such Business Confidential Information that it believes in good faith it is legally required to disclose, provided that it uses reasonable efforts to maintain the confidentiality of the same. Notwithstanding the first sentence of this Section 6.11(c), each Seller may disclose such Business Confidential Information to those of its Affiliates, Representatives or investor or prospective investor if such Person (x) needs to know such information for financial, tax or accounting purposes or, in the case of investors or perspective investors, is of the type customarily provided to such Persons in connection with their investment analysis and (y) agrees to maintain the confidentiality of such information pursuant to the terms of this Section 6.11(c). Each Seller shall be liable to Buyer for the breach of this Section 6.11(c) by any of its Affiliates or Representatives. Effective as of the Closing, the Parties agree that the Confidentiality Agreement shall be terminated and of no further force or effect (regardless of any language therein as to survivability of any provision).
(d)    The Sellers acknowledge and agree that the scope of the restrictive covenants set forth in clauses (a) through (c) above are reasonably tailored, and not broader than necessary, to protect the legitimate business interests of Buyer, and do not prevent or preclude the Sellers from earning a suitable livelihood.
(e)    If any term or provision of this Section 6.11 shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining terms and provisions of this Section 6.11 enforceable. This Section 6.11 as thus amended shall be enforced so as to give effect to the intention of the Parties insofar as that is possible. In addition, the Parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Section 6.11 to the extent necessary to comply with any applicable Law and to enforce this Section 6.11 as modified.
ARTICLE VII

CONDITIONS TO OBLIGATIONS OF THE PARTIES
Section 7.1    Conditions to Each Party’s Obligations. The respective obligations of Buyer and each Seller to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by all Parties) at or prior to the Closing of the following conditions:
(a)    No Injunctions. No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or Law preventing the consummation of the transactions contemplated hereby shall be in effect; and
(b)    Antitrust Filings. Required consents under Antitrust Law shall have occurred or have been obtained from, or waived by, each relevant Governmental Entity (or deemed to have been obtained or waived in accordance with applicable Law) and all waiting periods required under applicable Antitrust Law, including any extensions thereof, shall have expired or been duly terminated.
Section 7.2    Conditions to Obligations of Each Seller. The obligations of each Seller to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver by Seller) at or prior to the Closing of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Buyer (i) set forth in Sections 5.1 (Organization) and 5.2 (Authorization) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), without giving effect to any qualifications by “materiality” contained in such representations or warranties, and (ii) contained in Article V (other than those set forth in Sections 7.2(a)(i) above) shall be true and correct as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), provided, however, that this condition in clause (ii) shall be deemed satisfied unless the failure of such representations and warranties to be true and correct (without giving effect to any qualifications by “materiality” contained in such representations or warranties), individually or in the aggregate, has materially and adversely affected Buyer’s ability to consummate the transactions contemplated hereby;
(b)    Performance of Obligations. Buyer shall have performed in all material respects all covenants, agreements and obligations required to be performed by Buyer under this Agreement at or prior to the Closing;
(c)    Buyer Officer’s Certificate. An authorized officer of Buyer shall have executed and delivered to Sellers a certificate (the “Buyer Closing Certificate”) as to the satisfaction of the conditions set forth in Sections 7.2(a) and 7.2(b); and
(d)    Closing Deliveries. Buyer shall have delivered all documents, information and other deliveries set forth in Section 8.3.
Section 7.3    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver by Buyer) at or prior to the Closing of the following conditions:
(a)    Representations and Warranties. The representations and warranties of each Seller and the Company (i) set forth in Section 3.6(b) (Material Adverse Effect) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date, (ii) set forth in Sections 3.1(a) (Organization), 3.3(a) (Capitalization; Subsidiaries), 3.15 (Brokers) and Sections 4.1 (Organization), 4.2 (Authorization) and 4.3 (Title to Shares) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), without giving effect to any qualifications by “materiality” or Material Adverse Effect contained in such representations or warranties, and (iii) contained in Articles III and IV (other than those set forth in Section 7.3(a)(i) or (ii) above) shall be true and correct as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), provided, however, that this condition in clause (iii) shall be deemed satisfied unless the failure of such representations and warranties to be true and correct (without giving effect to any qualifications by “materiality” or Material Adverse Effect contained in such representations or warranties), individually or in the aggregate, has had a Material Adverse Effect.
(b)    Performance of Obligations. Each Selling Equityholder and the Company shall have performed in all material respects all covenants, agreements and obligations required to be performed by such Person under this Agreement at or prior to the Closing;
(c)    Company Certificate. An authorized officer of the Company shall have executed and delivered to Buyer a certificate (the “Seller Closing Certificate”) as to the satisfaction of the conditions set forth in Sections 7.3(a) and 7.3(b); and
(d)    Closing Deliveries. Each Seller, the Company and Company Subsidiary shall have delivered all documents, information and other deliveries set forth in Section 8.2.
Section 7.4    Frustration of Closing Conditions. Neither Sellers nor Buyer may rely on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.
ARTICLE VIII

CLOSING
Section 8.1    Closing. On the terms and subject to the conditions of this Agreement, the consummation of the transactions contemplated hereby (the “Closing”) shall occur as promptly as practicable but in no event later than three (3) Business Days following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Article VII (except those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Sidley Austin LLP located at 787 Seventh Avenue, New York, New York 10019, at 10:00 a.m. New York, New York time, or at such other date, place and time as Sellers and Buyer may mutually agree in writing (such date, being the “Closing Date”).
Section 8.2    Deliveries by Sellers. At the Closing, Sellers will deliver or cause to be delivered to Buyer the following:
(a)    sold notes and instruments of transfer for transfer of the Shares to Buyer, duly executed by the Sellers;
(b)    the original share certificate(s) in respect of the Shares;
(c)    a copy of special resolutions of the shareholders of the Company evidencing a majority of at least seventy-five percent (75%) of the shareholders approving (i) the transfer of the Shares to Buyer and, subject to the production of properly stamped transfers, the registration of Buyer as member of the Company in respect of the Shares, (ii) accepting the resignations of the secretary and the members of the board of directors of the Company and appointing such persons to be nominated by Buyer no later than five (5) Business Days prior to the Closing Date as secretary and directors of the Company with effect from Closing, (iii) revoking each existing mandate of the Company and approving new mandate(s) giving authority to such persons to be nominated by Buyer no later than five (5) Business Days prior to the Closing Date for operation of the Company’s bank accounts and (iv) directing the Directors to take, or authorize the taking of, all actions reasonably necessary to give effect to the foregoing;
(d)    the company chops, common seals, certificates of incorporation, change of name or business registration and register, statutory, minute, financial and accounting books of the Company and each Company Subsidiary and share certificates in respect of all the issued shares in the capital of each Company Subsidiary, all of which shall be deemed to have been delivered under this Section 8.2(d) if left at the registered office of the Company;
(e)    the Escrow Agreement executed by Sellers’ Representative and the Escrow Agent;
(f)    the Seller Closing Certificate;
(g)    resignations or evidence of removal of the secretaries and members of the boards of directors or similar governing bodies of the Company and each Company Subsidiary;
(h)    complete and final invoices or other evidence of satisfaction in full upon payment with respect to all Transaction Expenses, in a form reasonably acceptable to Buyer, delivered no later than two (2) Business Days prior to Closing;
(i)    payoff letters (“Payoff Letters”) from each lender of the Indebtedness, which shall include appropriate release documentation evidencing the extinguishment of all Indebtedness and all Liens related thereto, in a form reasonably acceptable to Buyer, delivered no later than two (2) Business Days prior to Closing; and
(j)    environmental investigation reports in respect of each of the properties listed in Schedule 8.2(j) which do not identify any fact or circumstance which has resulted in a Material Adverse Effect.
Section 8.3    Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to Sellers the following:
(a)    the Purchase Price and the other amounts to be paid at the Closing pursuant to Sections 2.4 and 2.5, paid and delivered in accordance with such Sections;
(b)    the Escrow Agreement executed by Buyer; and
(c)    the Buyer Closing Certificate.
ARTICLE IX

TERMINATION
Section 9.1    Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:
(a)    by the mutual written consent of Sellers and Buyer;
(b)    by Buyer, if there has been a breach of any representation, warranty, covenant or agreement made by the Company or any Selling Equityholders in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date hereof, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in any of the conditions set forth in Section 7.1 or Section 7.3 not being satisfied as of the Closing Date (a “Terminating Seller Breach”) and (ii) shall not have been cured within thirty (30) days after written notice from Buyer of such Terminating Seller Breach is received by Sellers (such notice to describe such Terminating Seller Breach in reasonable detail) or, by its nature, cannot be cured prior to the Outside Date; provided that Buyer is not then in material breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement, and no such representation and warranty shall have become untrue or inaccurate in any material respect after the date hereof;
(c)    by either Seller, if there has been a breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date hereof, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in any of the conditions set forth in Section 7.1 or Section 7.2 not being satisfied as of the Closing Date (a “Terminating Buyer Breach”) and (ii) shall not have been cured within thirty (30) days after written notice from such Seller of such Terminating Buyer Breach is received by Buyer (such notice to describe such Terminating Buyer Breach in reasonable detail) or, by its nature, cannot be cured prior to the Outside Date; provided that such Seller is not then in material breach of any representation, warranty, covenant or agreement made by such Seller in this Agreement, and no such representation and warranty shall have become untrue or inaccurate in any material respect after the date hereof;
(d)    by Buyer or either Seller if the Closing has not occurred on or prior to September 30, 2018 (the “Outside Date”); provided that Buyer shall not have the right to terminate under this clause (d) if there has been a Terminating Buyer Breach, and neither Seller shall have the right to terminate under this clause (d) if there has been a Terminating Seller Breach with respect to any Seller; or
(e)    by either Party if there shall be in effect any final non-appealable restraining order, injunction or other Judgment issued by any court of competent jurisdiction or Law preventing the consummation of the transactions contemplated hereby.
Section 9.2    Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating Party to the other Party, and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any Party. If this Agreement is terminated as provided herein:
(a)    each Party shall return or destroy all documents, work papers and other materials of the other Party relating to the transactions contemplated hereby, whether obtained before or after the date hereof, to the other Party, and all confidential information received by any Party with respect to the other Party or the Company or any Company Subsidiary shall be treated in accordance with the Confidentiality Agreement;
(b)    all filings, applications and other submissions made pursuant hereto shall, at the option of the filing Party, and to the extent practicable, be withdrawn from the Governmental Entity or other Person to which made; and
(c)    this Agreement shall become null and void and of no further force and effect, and all further obligations of the Parties under this Agreement will terminate, except as otherwise set forth in this Section 9.2 and except for Sections 6.3, 9.1, this 9.2 and Article XI; provided, however, that nothing in this Section 9.2 shall be deemed to release either Party from any liability for any breach of its obligations prior to the date of such termination, and the rights of the non-breaching Party to pursue all remedies for any such breach will survive such termination unimpaired.
ARTICLE X

INDEMNIFICATION
Section 10.1    Survival of Representations, Warranties and Covenants. All of the representations and warranties set forth in this Agreement shall survive until the eighteen (18) month anniversary of the Closing Date, except that the representations and warranties set forth in Section 3.1 (Organization) Section 3.3 (Capitalization; Subsidiaries), Section 3.15 (Brokers), Section 4.1 (Organization), Section 4.2 (Authorization) and Section 4.3 (Title to Shares) shall survive for the applicable statute of limitations. The covenants and agreements contained herein which by their terms contemplate performance prior to or at the Closing (the “Pre-Closing Covenants”) will survive until twelve (12) months after the Closing Date.  All covenants and agreements contained herein which by their terms contemplate actions or impose obligations following the Closing (the “Post-Closing Covenants”) shall survive the Closing and remain in full force and effect until the date that is one (1) year following the latest date with respect to which performance of such covenant is required. The indemnification obligations under this Article X in respect of a breach of any representation, warranty, covenant or agreement shall terminate when the survival of the applicable representation, warranty, covenant or agreement terminates pursuant to this Section 10.1; provided, however, that the indemnification obligations under this Article X with respect to Losses arising prior to such date shall not terminate if a claim with respect to such Losses is made by the Indemnified Party in accordance with this Agreement prior to such date.
Section 10.2    Indemnification.
(a)    From and after the Closing, subject to the limitations set forth in this Article X, each Selling Equityholder shall jointly and severally, without duplication, indemnify, defend and hold harmless each Buyer Indemnified Party from and against any and all losses, damages, liabilities, penalties, interest and expenses, including reasonable attorneys’ fees and expenses (“Losses”), incurred by such Buyer Indemnified Party that are caused by or related to any (i) breach or inaccuracy of any representation or warranty of the Company set forth in Article III, (ii) breach of any covenant or agreement of the Company contained herein or (iii) Pre-Closing Taxes (to the extent such amount is not reflected as a Current Liability or Indebtedness in the calculation of the Final Working Capital or Final Indebtedness, respectively).
(b)    From and after the Closing, subject to the limitations set forth in this Article X, each Selling Equityholder shall severally, and not jointly and severally, indemnify, defend and hold harmless each Buyer Indemnified Party from and against Losses incurred by such Buyer Indemnified Party that are caused by or related to any:
(i)    breach or inaccuracy of any representation or warranty of such Selling Equityholder set forth in Article IV; or
(ii)    breach of any covenant or agreement of such Selling Equityholder contained herein.
(c)    From and after the Closing, subject to the limitations set forth in this Article X, Buyer shall indemnify, defend and hold harmless each Seller Indemnified Party from and against any and all Losses incurred by such Seller Indemnified Party that are caused by or related to any:
(i)    breach or inaccuracy of any representation or warranty of Buyer contained herein; or
(ii)    breach of any covenant or agreement of Buyer contained herein.
(d)    For purposes of determining breach of or failure of any representations or warranties to be true and correct and calculating indemnifiable Losses under this Article X, with the exception of Section 3.6(b), any “materiality” or “Material Adverse Effect" qualifications in the representations and warranties, covenants and agreements shall be disregarded.
Section 10.3    Limitations on Liability.
(a)    Notwithstanding anything to the contrary in Section 10.2, Selling Equityholders shall not have any obligation to indemnify a Buyer Indemnified Party under Section 10.2(a)(i) or Section 10.2(b)(i) unless and until (i) the amount of any individual Loss (aggregating all Losses arising from multiple claims arising from the same or substantially similar facts or circumstances) exceeds $25,000 and (ii) the aggregate of all Losses suffered by all Buyer Indemnified Parties that satisfy the foregoing clause (i) exceeds $1,250,000 (the foregoing amount in clause (ii), the “Threshold”), whereupon, provided the other requirements of this Article X have been complied with and subject to the other limitations of this Article X, Selling Equityholders shall be liable to indemnify such Buyer Indemnified Parties for only the excess of Losses over the amount of the Threshold; provided however that the limitation set forth in this Section 10.3(a) shall not apply in the case of Fraud.
(b)    Notwithstanding anything to the contrary in Section 10.2, Selling Equityholders shall not have any obligation to indemnify a Buyer Indemnified Party under Section 10.2(a)(i), Section 10.2(a)(ii) in respect of Pre-Closing Covenants, Section 10.2(a)(iii), Section 10.2(b)(i) or Section 10.2(b)(ii) in respect of Pre-Closing Covenants in an aggregate amount in excess of $1,250,000; provided however that the limitation set forth in this Section 10.3(b) shall not apply in the case of Fraud, which shall not be taken into account for purposes of calculating whether the amount set forth in this Section 10.3(b) has been reached.
(c)    Notwithstanding anything to the contrary contained herein, except in the case of Fraud, in no event shall any Selling Equityholder have any obligation to pay, in respect of any Losses indemnifiable pursuant to this Article X, an aggregate amount in excess of the aggregate proceeds actually received by such Selling Equityholder pursuant to Article II (less any and all amounts previously paid by such Selling Equityholder to a Buyer Indemnified Party pursuant to this Agreement). Buyer agrees that, except in the case of Fraud and recovery from the insurer pursuant to the R&W Insurance Policy, the Indemnity Escrow Account will be the sole and exclusive source for collection of any Losses recoverable by Buyer Indemnified Parties pursuant to Section 10.2(a)(i), Section 10.2(a)(ii) in respect of Pre-Closing Covenants, Section 10.2(a)(iii), Section 10.2(b)(i) or Section 10.2(b)(ii) in respect of Pre-Closing Covenants and that the amount recoverable by Buyer Indemnified Parties in respect of any Losses indemnifiable pursuant to Section 10.2(a)(i), Section 10.2(a)(ii) in respect of Pre-Closing Covenants, Section 10.2(a)(iii), Section 10.2(b)(i) or Section 10.2(b)(ii) in respect of Pre-Closing Covenants shall be limited to the amount of the then available Indemnity Escrow Account.
(d)    Each Indemnified Party shall mitigate all Losses for which such Indemnified Party is or may be entitled to indemnification hereunder in accordance with applicable Law as would apply to a breach of contract, and an Indemnifying Party shall not be liable for any Loss to the extent that it is attributable to the Indemnified Party’s failure to so mitigate.
(e)    If any Losses sustained by a Buyer Indemnified Party are covered by an insurance policy, such Buyer Indemnified Party shall use reasonable efforts to collect such insurance proceeds. If any Buyer Indemnified Party receives such insurance proceeds prior to being indemnified with respect to such Losses under this Article X, the payment under this Article X with respect to such Losses shall be reduced by the amount of such insurance proceeds or indemnity, contribution or similar payments (other than payments received under the R&W Insurance Policy), less reasonable attorney’s fees and other reasonable expenses incurred in connection with such recovery. If any Buyer Indemnified Party receives such insurance proceeds (other than payments received under the R&W Insurance Policy) after being indemnified with respect to some or all of such Losses, such Buyer Indemnified Party shall pay to the Selling Equityholders in accordance with their Fully Diluted Pro Rata Share the amount by which the amount of such insurance proceeds, less reasonable attorney’s fees and other reasonable expenses incurred in connection with such recovery, plus the aggregate amount paid by Selling Equityholders to such Buyer Indemnified Party with respect to such Losses, exceeds the aggregate amount of Losses incurred by the Buyer Indemnified Party with respect to the applicable claim. If any Buyer Indemnified Party receives payment under this Article X on account of a claim that Selling Equityholders believe in good faith is covered by an insurance policy (other than the R&W Insurance Policy), such Buyer Indemnified Party shall (x) on written request of Selling Equityholders assign, to the extent assignable, its rights under such insurance policy with respect to such claim to Selling Equityholders and (y) if so requested be relieved of any further obligation to pursue collection of such insurance proceeds (except that, if requested to do so by Selling Equityholders, such Buyer Indemnified Party shall reasonably cooperate with Selling Equityholders, at Selling Equityholders’ expense, to collect any such insurance proceeds).
(f)    In no event shall any Party be entitled to recover or make a claim for any amounts in respect of, and in no event shall “Losses” be deemed to include (i) (A) punitive damages or (B) damages that were not reasonably foreseeable as a result of the applicable matter for indemnification by reasonable persons in the applicable parties’ position, in each case except to the extent payable to a third party, and (ii) any Loss taken into account in the calculation of the Final Purchase Price.
(g)    No Indemnifying Party shall have any liability under this Article X to indemnify any Indemnified Party with respect to a Loss to the extent that the Loss (i) arose from or was exacerbated by any action taken directly or indirectly by any Indemnified Party or its Affiliates on or after the Closing Date and (ii) such action would not have reasonably have been expected to create or exacerbate such Loss.
(h)    Selling Equityholders shall not have any liability under this Article X for any Loss that would not have arisen but for any alteration or repeal or enactment of any Law after the Closing Date.
(i)    Selling Equityholders shall not have any liability under this Article X for any Loss that would not have arisen but for any change in the accounting policies, practices or procedures adopted by Buyer or its Affiliates after the Closing Date.
Section 10.4    Indemnification Procedures.
(a)    Third-Party Claims. The Buyer Indemnified Party or Seller Indemnified Party making a claim under this Article X is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Article X is referred to as the “Indemnifying Party”. If any Indemnified Party receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a Party or an Affiliate of a Party (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Article X, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its obligations under this Article X, except and only to the extent that the Indemnifying Party is materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, include copies of all material written evidence thereof and all correspondence from or to such third party (or its Representatives) related to the matter giving rise to such Third-Party Claim and indicate the estimated amount, if reasonably practicable, of the Loss that has been sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in or, by giving written notice within thirty (30) days of receipt of notice of the Third-Party Claim to the Indemnified Party, to assume and control the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, however that the Indemnifying Party shall not be entitled to assume defense of a Third-Party Claim (i) if the Indemnified Party reasonably expects the amount of Losses that are indemnifiable hereunder with respect to such claim (together with any Losses already recovered or subject to proper claims for indemnification under this Article X) to exceed two hundred percent (200%) of the limitations on liability hereunder, (ii) with respect to which the Indemnified Party has been advised by counsel that an actual conflict exists between the Indemnifying Party and the Indemnified Party, (iii) by or on behalf of a Governmental Entity, (iv) with respect to which the Indemnified Party has determined, in good faith, that there is a reasonable possibility that such claim may adversely affect it, its business relationships or any of its Affiliates in any material respect, other than as a result of monetary damages for which it would be entitled to indemnification hereunder, (v) which the Indemnifying Party does not diligently pursue the defense of, (vi) which seeks injunctive or other equitable relief or involves a criminal matter or (vii) which has been assumed by the insurer, or which the insurer has the right to assume, under the R&W Insurance Policy. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 10.4(b), (x) it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to such Third-Party Claim in the name and on behalf of the Indemnified Party and (y) the Indemnified Party shall have the right, at its own expense, to participate in the defense of such Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. Selling Equityholders and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including allowing such access to the Company’s and the Company Subsidiaries’ premises and personnel and the right to examine and copy such accounts, documents or records, without expense (other than reimbursement of actual out-of-pocket expenses) as either Party or any of its Representatives may reasonably request.
(b)    Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement to the contrary, neither the Indemnifying Party nor the Indemnified Party shall enter into settlement of, or consent to the entry of any judgment with respect to, any Third-Party Claim without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Indemnifying Party may settle, or consent to the entry of any judgment with respect to, a Third-Party Claim of which it has assumed the defense without the prior written consent of the Indemnified Party so long as the proposed settlement or judgment does not include any monetary damages payable by the Indemnified Party, any non-monetary damages or equitable relief or any material restriction on the operations of the Indemnified Party and also provides, in customary form, for the unconditional release of the Indemnified Party from all liabilities in connection with such Third-Party Claim; provided, further that the Indemnified Party may settle, or consent to the entry of any judgment with respect to, a Third-Party Claim of which it has assumed the defense without the prior written consent of the Indemnified Party so long as the proposed settlement or judgment does not include any monetary damages payable by the Indemnifying Party. Notwithstanding anything to the contrary in Section 10.4(a) or Section 10.4(b), to the extent any Third-Party Claim relates to Taxes that are not solely Pre-Closing Taxes, the defense, negotiation, settlement, or other handling of such Third-Party Claim shall be jointly controlled by the Seller Representative and Buyer.
(c)    Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its obligations under this Article X, except and only to the extent that the Indemnifying Party is prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, include copies of all material written evidence thereof and indicate the estimated amount, if reasonably practicable, of the Loss that has been sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30)-day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by providing such information and assistance, including allowing such access to the Company’s and the Company Subsidiaries’ premises and personnel and the right to examine and copy such accounts, documents or records, as the Indemnifying Party may reasonably request and at its own expense. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the conditions of this Agreement.
Section 10.5    Indemnification Exclusive Remedy. From and after the Closing, except as set forth in Section 2.5 and 11.10, indemnification pursuant to this Article X shall be the Buyer Indemnified Parties’ and Seller Indemnified Parties’ sole and exclusive remedy for any Related Claims. Without limiting the generality of the foregoing, from and after the Closing, Buyer, for itself and the other Buyer Indemnified Parties, and Seller, for itself and the other Seller Indemnified Parties, (i) agrees that no legal action sounding in contribution, tort, strict liability or any other legal theory may be maintained by any Party, any Buyer Indemnified Party or Seller Indemnified Party against any Person not a Party to this Agreement, with respect to this Agreement or the transactions contemplated hereby and by the Ancillary Documents, and (ii) hereby waives any and all statutory rights of contribution or indemnification that any of the foregoing Persons might otherwise be entitled to under any Law or any similar rules of law embodied in the common law with respect to such matters. No current or former Affiliate or Representative of any Selling Equityholder (other than the Selling Equityholders themselves), the Company or any Company Subsidiary shall have any liability of any nature to any Buyer Indemnified Party with respect to the breach by any Selling Equityholder or the Company of any representation, warranty, covenant or agreement contained in this Agreement or any other matter relating to the transactions contemplated hereby or by the Ancillary Documents. The limitations in this Section 10.5 shall not apply with respect to (A) any Proceeding seeking equitable relief pursuant to Section 11.10, (B) any claims made solely against the insurer under the R&W Insurance Policy, (C) with respect to claims made under Section 2.5, (D) any claims with respect to Fraud or (E) any claims under the Escrow Agreement.
Section 10.6    Satisfaction of Buyer Indemnification Claims. Subject to the terms, conditions and limitations set forth in this Article X, from and after the Closing Date:
(a)    any claim by any Buyer Indemnified Party for Losses under this Article X shall first be payable by the Selling Equityholders from the Escrow Fund; and
(b)    after depletion of the Escrow Fund, any claim by any Buyer Indemnified Party for Losses under Sections 10.2(a)(ii) or 10.2(b)(ii) shall be payable by the Selling Equityholders (on a joint and several or several, but not joint and several, basis, as applicable) in accordance with Section 10.2.
Section 10.7    Escrow Release. Buyer and Seller Representative shall cause any portion of the Escrow Fund remaining as of the eighteen (18) month anniversary of the Closing (less the aggregate amount claimed by Buyer pursuant to claims made against such funds in accordance with this Agreement and the Escrow Agreement and not fully resolved prior to such date) to be released to the Selling Equityholders, pursuant to the Escrow Agreement. At any time following the eighteen (18) month anniversary of the Closing, to the extent the available portion of the Escrow Fund exceeds the aggregate amount claimed by Buyer pursuant to claims for indemnification under this Article X and not fully resolved prior to the time of determination, plus the amount of any fully resolved claims not yet paid out of the Escrow Fund to Buyer, Buyer and Seller Representative shall cause such excess to be promptly released to the Selling Equityholders pursuant to the Escrow Agreement. The Escrow Agent shall pay such aggregate amount to the Selling Equityholders in accordance with their Fully Diluted Pro Rata Share.
Section 10.8    R&W Insurance Policy. The Parties acknowledge that, at or before Closing, Buyer will use reasonable efforts to obtain and bind the R&W Insurance Policy. Any R&W Insurance Policy, whether obtained before or after the Closing, shall provide that the insurer shall waive and not pursue any subrogation rights against any Selling Equityholder, unless the loss (as defined in the R&W Insurance Policy) results from the Fraud committed by such Selling Equityholder. In no event shall the availability of or binding of the R&W Insurance Policy be a condition to Closing.
Section 10.9    Characterization of Indemnity Payments. Except as otherwise required by applicable Law, any payment made pursuant to this Article X shall be treated, for Tax purposes, as an adjustment to the Purchase Price.
ARTICLE XI

MISCELLANEOUS
Section 11.1    Fees and Expenses. Except as otherwise expressly provided herein, (i) each Party shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (ii) the Transaction Expenses shall be paid by Buyer pursuant to Section 2.3.
Section 11.2    Notices. Any notice, request, demand, waiver, Consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) on the next Business Day when sent by overnight courier or (iii) on the date that confirmation of receipt by return email is received, if sent by email, in each case to the recipient party at the following addresses; provided, however, that any notice, request, demand, waiver, Consent, approval or other communication given to Buyer, if sent by email, to be effective shall also be delivered by another acceptable method in clauses (i) or (ii) above to the appropriate address set forth for Buyer, and shall be deemed to have been duly given in accordance with such other acceptable methods:
If to Buyer, to:
Eagle Enterprise, Inc.
c/o General Dynamics Corporation
2941 Fairview Park Drive
Suite 100
Falls Church, VA 22042
Attention: Gregory S. Gallopoulos
Telephone: (703) 876-3719
E-mail: ggallopoulos@generaldynamics.com
with a copy (which shall not constitute notice) to:
Jenner & Block LLP
353 N. Clark Street
Chicago, IL 60654-3456
Attention: Michael Wolf; Jeremy Casper
Telephone: (312) 840-7271
Email: mwolf@jenner.com
If to BH, to:
Ross Rodrigues
Britton Hill Partners
1200 Anastasia Ave., Suite 500
Coral Gables, FL 33139
Telephone: (646) 269-4133
E-mail: rrodrigues@brittonhillpartners.com

with a copy (which shall not constitute notice) to:
Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attention: Matthew J. Rizzo and Sara G. Duran
Telephone: (212) 839-5935
Email: mrizzo@sidley.com and sduran@sidley.com
If to SEACOR, to:
SEACOR Holdings Inc.
2200 Eller Drive, P.O. Box 13038
Fort Lauderdale, FL 33316
Attention: Bill Long
Telephone: 954 627 5206
Email: blong@ckor.com
If to Seller Representative, to:
Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Telephone: (303) 648-4085
Email: deals@srsacquiom.com

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party. If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.
Section 11.3    Severability. If any provision of this Agreement (or portion thereof) is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other provisions of this Agreement (or the remaining portion thereof) shall nevertheless remain in full force and effect. Upon such determination that any provision of this Agreement (or portion thereof) is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually agreeable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 11.4    Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by either party without the prior written consent of the other party; provided that notwithstanding the foregoing, Buyer may assign its rights or obligations hereunder to any Affiliate or to any subsequent purchaser of the Company or all or substantially all of the assets comprising the business of the Company and the Company Subsidiaries, without the prior written consent of the other parties hereto; provided further that no such assignment shall relieve Buyer of its obligations hereunder.
Section 11.5    No Third-Party Beneficiaries. Except as otherwise provided in Sections 6.7, 6.9, 10.5 and 11.15, and Article X, this Agreement is exclusively for the benefit of Selling Equityholders, and its successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of Buyer, and its successors and permitted assigns, with respect to the obligations of Selling Equityholders under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party (for the avoidance of doubt, other than the Seller Representative, as a party hereto) any remedy, claim, liability, reimbursement, cause of action or other right.
Section 11.6    Consent to Jurisdiction; Service of Process. Each party hereby irrevocably agrees that any Related Claim shall be brought in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, then any state or federal court within the State of Delaware), and each party hereby submits to the exclusive jurisdiction of such courts in any such suit, action or other proceeding. A final judgment in any such suit, action or other proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Related Claim in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Related Claim brought in any such court has been brought in an inconvenient forum. Each party further agrees that service of any process, summons, notice or document to such party pursuant to Section 11.2(a) or 11.2(b) shall be effective service of process for any such Related Claim.
Section 11.7    Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY RELATED CLAIM. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH RELATED CLAIM, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.7.
Section 11.8    Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto), the Ancillary Documents and the Confidentiality Agreement together constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. In the event of any inconsistency between the provisions of this Agreement and the provisions of any Ancillary Document or the Confidentiality Agreement, the provisions of this Agreement shall prevail. Each party acknowledges and agrees that, in entering into this Agreement, such party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement (including the Schedules and Exhibits attached hereto), the Ancillary Documents and the Confidentiality Agreement.
Section 11.9    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all Related Claims, including matters of validity, construction, effect, performance and remedies.
Section 11.10    Specific Performance. Subject to the exclusive jurisdiction provided by Section 11.6, the parties acknowledge that the rights of each party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by either party, money damages would be inadequate and the non-breaching party would have no adequate remedy at law. Accordingly, subject to the exclusive jurisdiction provided by Section 11.6, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in its favor at law or in equity, to enforce its rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive or other equitable relief (without posting of bond or other security and without prior notice to the extent permitted by law). Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement. Buyer acknowledges that, prior to the Closing, Selling Equityholders will have the right to specifically enforce the obligations of Buyer to consummate the transactions contemplated hereby on the terms and subject to the conditions of this Agreement.
Section 11.11    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e‑mail shall be as effective as delivery of a manually executed counterpart of the Agreement.
Section 11.12    Amendment; Waiver. This Agreement may be amended, modified or supplemented at any time only by an instrument in writing signed by each of the Parties. No waiver of any provision hereof shall be effective unless signed in writing by the Party waiving its rights and benefits under such provision.
Section 11.13    Schedules. Disclosure of any fact or item in any Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement where the applicability of such fact or item to the other Section in this Agreement is readily apparent on the face of such disclosure. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedules hereto is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and neither Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.
Section 11.14    Time of Essence. With regard to all dates and time periods set forth in this Agreement, time is of the essence.
Section 11.15    Conflicts; Privileges.
(a)    Acknowledgement of Representation. It is acknowledged by each of the Parties that the Company has retained Sidley Austin LLP (“Sidley”) to act as its counsel in connection with this Agreement, the Ancillary Documents, the Confidentiality Agreement and any transaction contemplated hereby or thereby (the “Current Representation”), and that no other Party has the status of a client of Sidley for conflict of interest or any other purposes as a result thereof.
(b)    Affirmation of Representation. Buyer hereby agrees that after the Closing, Sidley may represent any Selling Equityholder or any shareholder, partner, member or Representative of such Selling Equityholder (any such Person, a “Designated Person”) in any matter involving or arising from the Current Representation, including any interpretation or application of this Agreement, the Ancillary Documents or the Confidentiality Agreement, and including for the avoidance of doubt any litigation, arbitration, dispute or mediation between or among Buyer, the Company, any Company Subsidiary or any of their respective Affiliates, and any Designated Person, even though the interests of such Designated Person may be directly adverse to Buyer, the Company, any Company Subsidiary or any of their respective Affiliates, and even though Sidley may have represented the Company or any Company Subsidiary in a substantially related matter, or may be representing Buyer, the Company or any Company Subsidiary in ongoing matters.
(c)    Waiver of Conflict. Buyer hereby waives and agrees not to, and after the Closing cause the Company and each Company Subsidiary not to, assert (i) any claim that Sidley has a conflict of interest in any representation described in Section 11.15(b) and (ii) any confidentiality obligation with respect to any communication between Sidley and any Designated Person occurring during the Current Representation.
(d)    Retention of Privilege. Buyer hereby agrees that as to all communications (whether before, at or after the Closing) between Sidley and any Designated Person or the Company, any Company Subsidiary or any of their respective Representatives that relate in any way to the Current Representation, the attorney-client privilege and all rights to any other evidentiary privilege, and the protections afforded to information relating to representation of a client under applicable rules of professional conduct, belong to Selling Equityholders and may be controlled by the Seller Representative, on behalf of Selling Equityholders, and shall not pass to or be claimed by Buyer, the Company, any Company Subsidiary or any of their respective Representatives. Without limiting the foregoing, notwithstanding any policy of Buyer, the Company or any Company Subsidiary or any agreement between the Company, any Company Subsidiary or any of their respective Representatives and any Designated Person, whether established or entered into before, at or after the Closing, Buyer shall not, and shall after the Closing cause the Company and each Company Subsidiary to not, review or use for any purpose without the Seller Representative’s prior written consent, on behalf of Selling Equityholders, or seek to compel disclosure to Buyer, the Company, any Company Subsidiary or any of their respective Representatives any communication or information (whether written, oral, electronic or in any other medium) described in the previous sentence. Other than as explicitly set forth in this Section 11.15, the Parties acknowledge that any attorney-client privilege attaching as a result of legal counsel other than Sidley representing the Company or any Company Subsidiary prior to the Closing shall survive the Closing and continue to be a privilege of the Company or the applicable Company Subsidiary, and not the Selling Equityholders, after the Closing.
(e)    Further Assurances. Buyer agrees to take, and to cause its Affiliates to take, all steps necessary to implement the intent of this Section 11.15. Buyer and the Company further agree that Sidley and its partners and employees are third-party beneficiaries of this Section 11.15.
Section 11.16    Seller Representative.
(a)    Shareholder Representative Services LLC is hereby appointed as the Seller Representative, with full power and authority on each Selling Equityholder’s behalf, to (i) pay each such Selling Equityholder’s expenses (whether incurred on or after the date hereof) incurred in connection with the negotiation and performance of this Agreement, (ii) receive, give receipt and disburse any funds received hereunder on behalf of or to each such Selling Equityholder, (iii) hold back from disbursement to all of Selling Equityholders collectively any such funds to the extent it reasonably determines may be necessary or required under the terms and conditions of this Agreement or applicable Law, (iv) execute and deliver on behalf of each such Selling Equityholder, all documents contemplated herein, and any amendment or waiver hereto, (v) negotiate, settle, compromise and otherwise handle all disputes with any Buyer Indemnified Party under this Agreement, including without limitation, disputes regarding any adjustment pursuant to Section 2.5 and any claims made by any Buyer Indemnified Party pursuant to ARTICLE X and (vi) give and receive notices on behalf of Selling Equityholders collectively, including without limitation, any notice of a claim for which indemnification is sought by Selling Equityholders collectively pursuant to ARTICLE X and (vii) do each and every act and exercise any and all rights which Selling Equityholders collectively are permitted or required to do or exercise under this Agreement. Selling Equityholders, by accepting the consideration payable to them hereunder, irrevocably grant unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated hereby and, in the case of the Selling Optionholders, such power and authority (including the right to pursue any Related Claims in such Selling Optionholder’s favor) shall be assigned and exclusively vested in the Seller Representative. Such agency and proxy are coupled with an interest, and are therefore irrevocable without the consent of holder. Selling Equityholders shall be bound by all actions taken and documents executed by the Seller Representative in connection with this Agreement and the other agreements contemplated hereby, and Buyer and the other Buyer Indemnified Parties shall be entitled to rely, with no duty of inquiry, on any action or decision of the Seller Representative. After the Closing, notices or communications to or from the Seller Representative shall constitute notice to or from each of Selling Equityholders. Notwithstanding anything in this Section 11.16 or the Agreement, if an issue or allegation arises under this Agreement or any Ancillary Document that affects the liability of only one (1) Seller (including an alleged breach of any representation and warranty or covenant by only one (1) Seller), such issue and all decisions related thereto shall be dealt with and made, as applicable, by the Seller in question and not the Seller Representative.
(b)    In the event that the Seller Representative becomes unable to perform the Seller Representative’s responsibilities or resigns from such position, the Sellers which held, immediately prior to the Closing Date, a majority of the Shares shall select another representative reasonably acceptable to Buyer to fill such vacancy and such substituted representative shall (i) be deemed to be the Seller Representative for all purposes of this Agreement and (ii) exercise the rights and powers of, and be entitled to the other benefits of, the Seller Representative.
(c)    The Seller Representative will incur no liability of any kind to any Selling Equityholder with respect to any action or omission by the Seller Representative in connection with the its services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Seller Representative’s gross negligence or willful misconduct. The Seller Representative shall not be liable to any Selling Equityholder for any action or omission pursuant to the advice of counsel. Selling Equityholders agree, severally (and not jointly and severally) based on their Fully Diluted Pro Rata Share, to indemnify the Seller Representative for, and to hold the Seller Representative harmless against, any Loss incurred without finally adjudicated willful misconduct or gross negligence on the part of the Seller Representative, arising out of or in connection with the Seller Representative’s execution and performance of this Agreement, including costs and expenses of successfully defending the Seller Representative against any claim of liability with respect thereto, in each case as such Loss is suffered or incurred. If not paid directly to the Seller Representative by the Selling Equityholders, any such Losses may be recovered by the Seller Representative from (i) the Representative Fund and (ii) the amounts in the Indemnity Escrow Fund at such time as remaining amounts would otherwise be distributable to the Selling Equityholders; provided, that while this section allows the Seller Representative to be paid from the aforementioned sources of funds, this does not relieve the Selling Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Seller Representative from seeking any remedies available to it at law or otherwise. The Seller Representative may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken and suffered by it in good faith and in accordance with the opinion of such counsel. The indemnity obligations of this Section 11.16(c) shall survive the resignation, replacement or removal of the Seller Representative or the termination of this Agreement pursuant to Article IX.
(d)    At the Closing, Buyer shall deliver to the Seller Representative the Representative Fund, to be held to cover and reimburse the fees, expenses and other monetary obligations incurred by the Seller Representative in connection with the carrying out by the Seller Representative of its duties under this Section 11.16. The Selling Equityholders will not receive any interest or earnings on the Representative Fund and irrevocably transfer and assign to the Seller Representative any ownership right that they may otherwise have had in any such interest or earnings. For tax purposes, the Representative Fund shall be treated as having been received and voluntarily set aside by the Selling Equityholders at the time of Closing. The Seller Representative is not acting as a withholding agent or in any similar capacity in connection with the Representative Fund and is not responsible for any tax reporting or withholding with respect thereto. Any balance of the Representative Fund not incurred for such purposes shall be returned to the Selling Equityholders in accordance with their respective Fully Diluted Pro Rata Share. In the event that any amount is owed to the Seller Representative, whether for fees, expense reimbursement or indemnification, that is in excess of the Representative Fund, the Seller Representative shall be entitled to be reimbursed by Selling Equityholders proportionately in accordance with each such Person’s Fully Diluted Pro Rata Share, and Selling Equityholders agree to so reimburse the Seller Representative. Upon written notice from the Seller Representative to Selling Equityholders as to any such owed amount, including a reasonably detailed description as to such owed amount, Selling Equityholders shall promptly deliver to the Seller Representative full payment of his, her or its Fully Diluted Pro Rata Share of such owed amount.
[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.
BUYER:
EAGLE ENTERPRISE, INC.

By:	/s/ Gregory G. Gallopoulos Name: Gregory G. Gallopoulos Title: Vice President
SELLERS:
BH GLOBAL AVIATION LP

By: BH Aviation Holdings GP, LP, its general partner

By: BH Aviation Holdings GP, LLC, its general partner

By:	/s/ Ross Rodrigues Name: Ross Rodrigues Title: Manager

SEACOR CAPITAL (ASIA) LIMITED

By:	/s/ Max Buirski Name: Max Buirski Title: Director

SELLER REPRESENTATIVE:
SHAREHOLDER REPRESENTATIVE SERVICES LLC
(solely in its capacity as the Seller Representative and only for the express purpose provided herein and no other purpose)
By:    /s/ Sam Riffe
Name: Sam Riffe
Title: Executive Director

SELLING OPTIONHOLDERS:

/s/ Alan Smith
ALAN SMITH

/s/ Joe Reckling
JOE RECKLING

/s/ Max Buirski
MAX BUIRSKI

/s/ Doug Park
DOUG PARK

/s/ Tony Jones
TONY JONES

/s/ Craig Purry
CRAIG PURRY

/s/ Adrian Khoo
ADRIAN KHOO

HAWKER PACIFIC AIRSERVICES LIMITED

By:	/s/ Alan Smith Name: Alan Smith Title: Director

1